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                                                                    EXHIBIT 2.23



                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                      INDUSTRIAL DATA SYSTEMS CORPORATION,
                              A NEVADA CORPORATION


                                      AND


                         IDS ENGINEERING MANAGEMENT, LC
                       A TEXAS LIMITED LIABILITY COMPANY


                                      AND



                             PEI ACQUISITION, INC.
                              A TEXAS CORPORATION


                                      AND


                           PETROCON ENGINEERING, INC.
                              A TEXAS CORPORATION



                                 JULY 31, 2001
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                               TABLE OF CONTENTS
                                                                    Page

1.  THE MERGER.....................................................   2
     1.1  The Merger...............................................   2
     1.2  Effective Time of the Merger.............................   2
     1.3  Closing..................................................   2
     1.4  Surviving PEI............................................   2
     1.5  Effect on the Capital Stock of Parent, LC, Sub and PEI...   3
     1.6  Escrow...................................................   7
     1.7  Exchange of Certificates.................................   7
     1.8  Stock Transfer Books.....................................   8
     1.9  Dissenting Shares........................................   9
     1.10 No Further Ownership Rights in PEI Common Stock..........   9
     1.11 Lost, Stolen or Destroyed Certificates...................   9
     1.12 Shareholder Approval.....................................   9
     1.13 Tax and Accounting Consequences..........................  10
2.  REPRESENTATIONS AND WARRANTIES OF PARENT.......................  10
     2.1  Organization, Etc........................................  10
     2.2  Capitalization of Parent.................................  10
     2.3  Parent Series A Stock....................................  11
     2.4  Subsidiaries.............................................  11
     2.5  Interim Operations of Sub and LC........................   11
     2.6  Authority................................................  11
     2.7  Consents.................................................  12
     2.8  Proprietary Rights.......................................  12
     2.9  Title....................................................  12
     2.10 Defaults.................................................  12
     2.11 Full Authority...........................................  13
     2.12 Parent's SEC Documents...................................  13
     2.13 Investment Company.......................................  14
     2.14 Undisclosed Liabilities..................................  14
     2.15 Taxes....................................................  14
     2.16 Legal Actions............................................  14
     2.17 Parent Contracts; Parent Plans...........................  15
     2.18 No Material Adverse Change...............................  15
     2.19 Predecessors.............................................  16
     2.20 Affiliate Relationships..................................  16
     2.21 Disclosure...............................................  16
     2.22 Other Disclosures........................................  16
     2.23 Tax Reorganization Representations.......................  18
     2.24 Brokers..................................................  19
     2.25 Labor and Employment Matters.............................  19
     2.26 Employee Benefit Plans...................................  20
     2.27 Environmental Matters....................................  22
     2.28 Accounts Receivable......................................  23
     2.29 Inventories..............................................  23
     2.30 Purchase Commitments and Outstanding Bids................  23
     2.31 Payments.................................................  23
     2.32 Customers and Suppliers..................................  24
3.  REPRESENTATIONS AND WARRANTIES OF PEI..........................  24
     3.1  Organization, Etc........................................  24
     3.2  Capitalization of PEI....................................  24
     3.3  Subsidiaries.............................................  25

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     3.4   Authority...............................................   25
     3.5   Consents................................................   25
     3.6   Proprietary Rights......................................   25
     3.7   Title...................................................   26
     3.8   Defaults................................................   26
     3.9   Full Authority..........................................   26
     3.10  PEI's SEC Documents.....................................   26
     3.11  Investment Company......................................   27
     3.12  Undisclosed Liabilities.................................   27
     3.13  Taxes...................................................   27
     3.14  Legal Actions...........................................   27
     3.15  PEI Contracts; PEI Plans................................   28
     3.16  No Material Adverse Change..............................   28
     3.17  Predecessors............................................   29
     3.18  Affiliate Relationships.................................   29
     3.19  Disclosure..............................................   29
     3.20  Other Disclosures.......................................   29
     3.21  Brokers.................................................   31
     3.22  Labor and Employment Matters............................   31
     3.23  Employee Benefit Plans..................................   32
     3.24  Environmental Matters...................................   34
     3.25  Accounts Receivable.....................................   34
     3.26  Inventories.............................................   34
     3.27  Purchase Commitments and Outstanding Bids...............   34
     3.28  Payments................................................   35
     3.29  Customers and Suppliers.................................   35
4.  CERTAIN COVENANTS, AGREEMENTS AND PRE-CLOSING MATTERS..........   35
     4.1   Tax Matters.............................................   35
     4.2   Access..................................................   36
     4.3   Approval of the Merger Proxy............................   36
     4.4   Operations in the Ordinary Course.......................   36
     4.5   Transactions Affecting Business and Properties..........   36
     4.6   Negotiations............................................   37
     4.7   Renewal of Real Estate Leases...........................   37
     4.8   Articles of Incorporation and Bylaws....................   37
     4.9   Current Information.....................................   38
     4.10  Corporate Approvals.....................................   38
     4.11  Consents................................................   38
     4.12  Contracts...............................................   38
     4.13  Insurance...............................................   39
     4.14  Compliance with Laws....................................   39
5.  CONDITIONS PRECEDENT; CLOSING DELIVERIES.......................   39
     5.1   Conditions Precedent to the Obligations of PEI..........   39
     5.2   Conditions Precedent to the Obligations of Parent.......   40
     5.3   Deliveries by Parent at the Closing.....................   43
     5.4   Deliveries by PEI at the Closing........................   44
     5.5   Deliveries by Sub and Surviving PEI at the Closing......   46
6.  SURVIVAL, INDEMNIFICATION, ARBITRATION.........................   46
     6.1   Survival................................................   46
     6.2   Indemnification by Significant PEI Shareholders.........   47
     6.3   Indemnification by Parent...............................   48
     6.4   Procedures for Indemnification..........................   48
     6.5   Subrogation.............................................   49
     6.6   Arbitration.............................................   50
7.  TERMINATION....................................................   51
     7.1   Events of Termination...................................   51

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     7. 2  Effect of Termination...................................  52
8.  MISCELLANEOUS..................................................  52
     8.1   Notice..................................................  52
     8.2   Further Documents.......................................  53
     8.3   Assignability...........................................  53
     8.4   Exhibits and Schedules..................................  53
     8.5   References to Sections, Exhibits and Schedules..........  53
     8.6   Entire Agreement........................................  53
     8.7   Headings................................................  54
     8.8   Controlling Law.........................................  54
     8.9   Public Announcements....................................  54
     8.10  No Third Party Beneficiaries............................  54
     8.11  Amendments and Waivers..................................  54
     8.12  No Employee Rights......................................  54
     8.13  When Effective..........................................  55
     8.14  Takeover Statutes.......................................  55
     8.15  Number and Gender of Words..............................  55
     8.16  Invalid Provisions......................................  55
     8.17  Multiple Counterparts...................................  55
     8.18  No Rule of Construction.................................  55
     8.19  Expenses................................................  55
     8.20  Time of the Essence.....................................  56
     8.21  Attorneys' Fees.........................................  56

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EXHIBITS

Exhibit 1.5(c)(iii)   Form of Certificate of Designation of Preferences,
                      Limitations and Relative Rights of Parent Series A Stock
Exhibit 1.6(a)        Form of Indemnification Escrow Agreement
Exhibit 1.6(b)        Form of Option Escrow Agreement
Exhibit 5.2(c)-1      Form of $2 Million Notes
Exhibit 5.2(c)-2      Form of $3 Million Note
Exhibit 5.2(c)-3      Form of Remainder Note
Exhibit 5.2(c)-4      Form of Equus Settlement Agreement and Plan of
                      Reorganization
Exhibit 5.2(j)        Form of Lockup Agreement
Exhibit 5.3(d)        Form of Option Pool Agreement
Exhibit 5.3(f)        Form of Voting Agreement
Exhibit 5.3(m)        Equus Call Option
Exhibit 5.4(f)        Form of Release
Exhibit 5.4(h)        Form of Significant PEI Shareholders' Voting Agreement
Exhibit 6.6           Exceptions to Commercial Rules of Arbitration


SCHEDULES

Schedule 1.4(a)       Directors and Officers of Surviving PEI, Its
                      Subsidiaries and Officers of Parent
Schedule 1.5(c)(ii)   Significant PEI Shareholders
Schedule 2.2          Parent Convertible Securities
Schedule 2.4          Parent Subsidiaries
Schedule 2.9          Parent Title to Assets
Schedule 2.14         Parent Undisclosed Liabilities
Schedule 2.15         Parent Tax Return Extensions
Schedule 2.16         Parent Legal Actions
Schedule 2.18         Parent Material Adverse Changes
Schedule 2.22(a)      Parent Products
Schedule 2.22(b)      Parent Real Property
Schedule 2.22(c)      Parent Assets
Schedule 2.22(e)      Parent Insurance
Schedule 2.22(f)      Parent Financial Institutions
Schedule 2.22(g)      Parent Governmental Licenses and Permits
Schedule 2.22(h)      Parent Debts
Schedule 2.22(i)      Parent Proprietary Rights
Schedule 2.22(j)      Parent Contracts
Schedule 2.22(l)      Parent Officers and Directors
Schedule 2.25         Parent Labor Disputes
Schedule 2.26(a)      Parent Plans
Schedule 2.26(d)      Parent Plan Compliance
Schedule 2.26(f)      Parent Plan Tax Qualification
Schedule 2.26(i)      Parent Plan Retiree Welfare Coverage
Schedule 2.27(b)      Parent Environmental Liabilities

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Schedule 2.32         Parent Customers and Suppliers
Schedule 3.2          PEI Shareholders and Convertible Securities
Schedule 3.3          PEI Subsidiaries
Schedule 3.5          PEI Consents
Schedule 3.7          PEI Title to Assets
Schedule 3.8          PEI Defaults
Schedule 3.12         PEI Undisclosed Liabilities
Schedule 3.13         PEI Tax Return Extensions
Schedule 3.14         PEI Legal Actions
Schedule 3.16         PEI Material Adverse Changes
Schedule 3.17         PEI Predecessors
Schedule 3.18         PEI Affiliate Relationships
Schedule 3.20(a)      PEI Products
Schedule 3.20(b)      PEI Real Property
Schedule 3.20(c)      PEI Assets
Schedule 3.20(d)      PEI Consigned Property
Schedule 3.20(e)      PEI Insurance
Schedule 3.20(f)      PEI Financial Institutions
Schedule 3.20(g)      PEI Governmental Licenses and Permits
Schedule 3.20(h)      PEI Debts
Schedule 3.20(i)      PEI Proprietary Rights
Schedule 3.20(j)      PEI Contracts
Schedule 3.20(l)      PEI Officers and Directors
Schedule 3.22         PEI Labor Disputes
Schedule 3.23(a)      PEI Plans
Schedule 3.23(d)      PEI Plan Compliance
Schedule 3.23(f)      PEI Plan Tax Qualification
Schedule 3.23(i)      PEI Plan Retiree Welfare Coverage
Schedule 3.29         PEI Customers and Suppliers
Schedule 4.5          Transactions Affecting Business and Properties
Schedule 5.4(d)       PEI Employees to Sign Employment Agreements

DEFINED TERMS

"ACTION" shall have the meaning set forth in Section 2.27(a).
"AFFILIATE" shall have the meaning set forth in Section 2.20.
"AGREEMENT" shall have the meaning set forth in the preamble.
"ALLIANCE" shall have the meaning set forth in Recital D.
"ALTERNATIVE TRANSACTION" shall have the meaning set forth in Section 4.6. "APPLICABLE CORPORATE LAW" shall have the meaning set forth in Section 1.1. "ARBITRATOR" shall have the meaning set forth in Section 6.6(b).
"BENEFIT ARRANGEMENTS" shall have the meaning set forth in Section 2.26(a). "BOARD OF ARBITRATION" shall have the meaning set forth in Section 6.6(b). "CANCELLED SHARES" shall have the meaning set forth in Section 1.5(c)(i). "CERTIFICATE OF DESIGNATION" shall have the meaning set forth in
Section 1.5(c)(iii).
"CLOSING" shall have the meaning set forth in Section 1.3.
"CLOSING DATE" shall have the meaning set forth in Section 1.3.
"CODE" shall have the meaning set forth in Recital F.
"CONTRACT" shall have the meaning set forth in Section 2.22(j).
"CONTROL" shall have the meaning set forth in Section 2.20.
"CONTROLLED COMPANY" shall have the meaning set forth in Section 2.26(a). "CONVERTED SHARE" shall have the meaning set forth in Section 1.5(c)(xi).
"COURY DEBT" shall have the meaning set forth in Recital B.
"COURY WARRANTS" shall have the meaning set forth in Section 1.5(c)(x).
"CURRENT PARENT SEC DOCUMENTS" shall have the meaning set forth in preamble to
Section 2.
"DESIGNATED PLANS" shall have the meaning set forth in Section 2.26(a). "DISSENTING SHARES" shall have the meaning set forth in Section 1.9(a). "EFFECTIVE TIME" shall have the meaning set forth in Section 1.2.
"ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 2.27(c)(i). "ENVIRONMENTAL LIABILITIES" shall have the meaning set forth in Section 2.27(c)(ii).
"EQUUS" shall have the meaning set forth in Recital C.
"EQUUS DEBT" shall have the meaning set forth in Recital C.
"EQUUS SETTLEMENT AGREEMENT" shall have the meaning set forth in Section 5.2(c). "EQUUS WARRANTS" shall have the meaning set forth in Recital C.
"ERISA" shall have the meaning set forth in Section 2.26(a).
"EXCHANGE ACT" shall have the meaning set forth in Section 1.12.
"EXCHANGE AGENT" shall have the meaning set forth in Section 1.7(a).
"HAZARDOUS SUBSTANCES" shall have the meaning set forth in Section 2.27(c)(iii). "INDEMNIFICATION ESCROW AGREEMENT" shall have the meaning set forth in Section 1.6(a).
"INDEMNIFIED PARTY" shall have the meaning set forth in Section 6.4(a). "INDEMNIFYING PARTY" shall have the meaning set forth in Section 6.4(a). "INDEMNITY ESCROW" shall have the meaning set forth in Section 1.5(c)(ii).
"IRS" shall have the meaning set forth in Section 2.26(c).
"LATEST PARENT BALANCE SHEET" shall have the meaning set forth in Section 2.28. "LATEST PEI BALANCE SHEET" shall have the meaning set forth in Section 3.25. "LC" shall have the meaning set forth in the preamble.
"LOCKUP AGREEMENT" shall have the meaning set forth in Section 5.2(j).
"LOST PEI CERTIFICATE" shall have the meaning set forth in Section 1.11. "MERGER" shall have the meaning set forth in Recital A.

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"MERGER CONSIDERATION" shall have the meaning set forth in Section 1.5(c).
"MERGER FILING" shall have the meaning set forth in Section 2.7.
"MERGER PROXY" shall have the meaning set forth in Section 1.12.
"OPTION ESCROW" shall have the meaning set forth in Section 1.5(c)(ii).
"OPTION ESCROW AGENT" shall have the meaning set forth in Section 1.5(c)(v). "OPTION ESCROW AGREEMENT" shall have the meaning set forth in Section 1.6(b). "OTHER OWNERSHIP INTERESTS" shall have the meaning set forth in Section 2.2. "PARENT" shall have the meaning set forth in the preamble.
"PARENT CERTIFICATES" shall have the meaning set forth in Section 1.7(b). "PARENT COMMON STOCK" shall have the meaning set forth in Recital E.
"PARENT INDEMNIFIED PARTIES" shall have the meaning set forth in Section 6.2. "PARENT MATERIAL ADVERSE EFFECT" shall have the meaning set forth in
Section 2.1.
"PARENT RELATED DOCUMENTS" shall have the meaning set forth in Section 2.6. "PARENT SEC DOCUMENTS" shall have the meaning set forth in Section 2.12.
"PARENT SERIES A STOCK" shall have the meaning set forth in Recital E.
"PARENT STOCK" shall have the meaning set forth in Section 1.7(a).
"PEI" shall have the meaning set forth in the preamble.
"PEI CERTIFICATES" shall have the meaning set forth in Section 1.7(b).
"PEI COMMON STOCK" shall have the meaning set forth in Recital B.
"PEI CONTRACT" shall have the meaning set forth in Section 3.20(j).
"PEI DESIGNATED PLANS" shall have the meaning set forth in Section 3.23(a).
"PEI INDEMNIFIED PARTIES" shall have the meaning set forth in Section 6.3.
"PEI MATERIAL ADVERSE EFFECT" shall have the meaning set forth in Section 3.1. "PEI RELATED DOCUMENTS" shall have the meaning set forth in Section 3.4.
"PEI SHAREHOLDER DEBT" shall have the meaning set forth in Recital B.
"PEI SHAREHOLDERS" shall have the meaning set forth in Section 1.6(a).
"PERSON" shall have the meaning set forth in Section 1.5(c)(ii).
"PLANS" shall have the meaning set forth in Section 2.26(a).
"PRO RATA SHARE" shall have the meaning set forth in Section 1.5(c)(v). "PROPRIETARY RIGHTS" shall have the meaning set forth in Section 2.8.
"REGULATED ACTIVITY" shall have the meaning set forth in Section 2.27(c)(iv). "REMAINDER NOTE" shall have the meaning set forth in Section 5.2(c).
"REMAINING OPTION SHARES" shall have the meaning set forth in
Section 1.5(c)(ix).
"RPM WARRANTS" shall have the meaning set forth in Section 1.5(c)(x).
"SEC" shall have the meaning set forth in Section 1.12.
"SECURITIES ACT" shall have the meaning set forth in Section 1.12.
"SHAREHOLDER REPRESENTATIVE" shall have the meaning set forth in Section 6.4(a). "SIGNIFICANT PEI SHAREHOLDER" shall have the meaning set forth in
Section 1.5(c)(ii).
"SUB" shall have the meaning set forth in the preamble.
"SUBSIDIARY" shall have the meaning set forth in the preamble to Section 2. "SURRENDERED SHARES" shall have the meaning set forth in Section 1.5(c)(vii). "SURVIVAL PERIODS" shall have the meaning set forth in Section 6.1.
"SURVIVING PEI" shall have the meaning set forth in Section 1.1.
"SURVIVING OPTIONS" shall have the meaning set forth in Section 1.5(c)(iv).
"TAX RETURNS" shall have the meaning set forth in Section 2.15.
"$2 MILLION NOTES" shall have the meaning set forth in Section 5.2(c).
"$3 MILLION NOTE" shall have the meaning set forth in Section 5.2(c).

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of July 31, 2001, is entered into by and between Industrial Data Systems Corporation, a Nevada corporation ("PARENT"), IDS Engineering Management, LC, a Texas limited liability company all of whose membership interests are held by Parent ("LC"), PEI Acquisition, Inc., a Texas corporation all of whose capital stock is owned by LC (the "SUB"), and Petrocon Engineering, Inc., a Texas corporation ("PEI").

                                   RECITALS:

     A. The respective Boards of Directors of PEI, Parent, LC and Sub have each approved the merger of Sub with and into PEI (the "MERGER") pursuant to this Agreement and the applicable statutes of the State of Texas.

     B. Prior to the Merger, all of the debt (as of the date of this Agreement) owed by PEI to certain of its shareholders (the "PEI SHAREHOLDER DEBT") will be converted into shares of common stock, $0.001 par value per share, of PEI (the "PEI COMMON STOCK"), except for up to $190,000 of the PEI Shareholder Debt which shall be paid in cash at the Closing (as herein defined) and that portion of the PEI Shareholder Debt held by Gary Coury (the "COURY DEBT").

     C. Also, prior to the Merger, PEI will deliver to Equus II Incorporated, a Delaware corporation ("EQUUS"), in renewal, rearrangement and extension of the approximately $9.0 million of outstanding debt owed by PEI to Equus (the "EQUUS DEBT") and the cancellation of all of the outstanding warrants to acquire PEI securities held by Equus (the "EQUUS WARRANTS"): (i) the $2 Million Notes (as herein defined); (ii) the $3 Million Note (as herein defined); and (iii) the Remainder Note (as herein defined).

     D. At the Closing, Alliance 2000, Ltd., a Texas limited partnership ("ALLIANCE"), will grant certain employees of the parties and to Equus an option to purchase up to 2,800,000 shares of Parent Common Stock (as herein defined) currently held by Alliance. In addition, at the Closing, Parent shall cancel the debt owed by Alliance to Parent in the principal amount of approximately $150,000, together with interest thereon.

     E. Pursuant to the Merger, the issued and outstanding shares of PEI Common Stock will be converted into the right to receive shares of common stock, $0.001 par value per share, of Parent (the "PARENT COMMON STOCK"), the Equus Debt evidenced by the $2 Million Notes will be paid in full, and the Equus Debt evidenced by the Remainder Note will be paid and satisfied by the issuance to Equus of 2,500,000 shares of the Series A Convertible Preferred Stock, $0.001 par value per share, of Parent (the "PARENT SERIES A STOCK").

     F. For federal income tax purposes, the parties intend that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

1.   THE MERGER

   1.1 The Merger. Subject to the terms and conditions hereof, and in accordance with the Texas Business Corporation Act (the "APPLICABLE CORPORATE LAW"), at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into PEI and the separate existence of Sub shall thereupon cease. PEI shall by virtue of the Merger continue its corporate existence under the laws of the State of Texas and become an indirect wholly owned subsidiary of Parent. PEI, as the surviving entity following the Merger, is sometimes referred to in this Agreement as "SURVIVING PEI."

   1.2 Effective Time of the Merger. Appropriate Articles of Merger under the Applicable Corporate Law shall be prepared, executed and submitted for filing with the Secretary of State of the State of Texas at the Closing. The date that the Merger becomes effective, in accordance with the Articles of Merger, is referred to as the "EFFECTIVE TIME."

   1.3 Closing. For purposes of this Agreement, the term "CLOSING DATE" shall mean the date of the Closing, which shall in no event be later than October 31, 2001. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall occur within three business days of the satisfaction or waiver of all conditions precedent described in Section 5, at the offices of counsel to Parent in Houston, Texas. The parties may agree in writing on another date, time or place for the Closing. At the Closing, the parties will deliver or cause to be delivered the documents described in Section 5.

   1.4  Surviving PEI.

        (a) Articles, Bylaws, Directors and Officers and Name of Surviving PEI. As a result of the Merger, (i) the Articles of Incorporation of PEI, as in effect immediately prior to the Effective Time, a copy of which has been provided to Parent, shall be the Articles of Incorporation of Surviving PEI,
(ii) the Bylaws of PEI as in effect immediately prior to the Effective Time, a copy of which has been provided to Parent, shall be the Bylaws of Surviving PEI, and (iii) the directors and officers of PEI and its Subsidiaries immediately prior to the Effective Time shall resign and the directors and officers of Surviving PEI and its Subsidiaries shall be as set forth on Schedule 1.4(a), until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be. The name of the surviving corporation shall be "Petrocon Engineering, Inc." In addition, the persons identified on Schedule 1.4(a) shall serve as officers of Parent as specified on such Schedule, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

        (b) Assets and Liabilities of Surviving PEI. As of and after the Effective Time, Surviving PEI shall possess all the rights, privileges, immunities and franchises of a public as well as of a private nature previously belonging to Sub and PEI; and all property (real, personal and mixed), and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of Sub and PEI shall be transferred to, and vested in, Surviving PEI without further act or deed; and all such property, rights and privileges, powers and franchises and all and every other interest shall be thereafter the property of Surviving PEI as they were of Sub and PEI; and the title to any real estate, or interest therein, whether by deed or otherwise, shall not revert or be in any way impaired by reason of the Merger. Surviving PEI shall be responsible and liable for all the liabilities and obligations of Sub and PEI, and any claim existing, or action or proceeding pending, by or against Sub or PEI may be prosecuted against Surviving PEI. Neither the rights of creditors nor any liens upon the property of Sub or PEI shall be impaired by the Merger, and all debts, liabilities and duties of each of Sub and PEI shall attach to Surviving PEI, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all in accordance with the Applicable Corporate Law and the terms of this Agreement.

   1.5 Effect on the Capital Stock of Parent, LC, Sub and PEI. As of the Effective Time, by virtue of the Merger, and without further action on the part of any holder of shares of capital stock of or membership interests in PEI, Sub, Parent or LC:

        (a) Parent Capital Stock. Each share of capital stock of Parent issued and outstanding at the Effective Time shall remain outstanding and shall be unchanged at and after the Merger.

        (b) LC Membership Interests. The outstanding membership interests in LC shall remain outstanding and shall be unchanged at and after the Merger.

        (c) PEI Capital Stock. At the Effective Time, all issued and outstanding shares of the capital stock of PEI immediately prior to the Effective Time shall be converted into the right to receive shares of the capital stock of Parent as follows (the "MERGER CONSIDERATION"):

            (i) All shares of PEI Common Stock that are owned by PEI or any of its subsidiaries as treasury stock shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor (the "CANCELLED SHARES").

            (ii) All issued and outstanding shares of PEI Common Stock shall be cancelled and converted into the right to receive an aggregate of 9,800,000 shares of Parent Common Stock; provided however, that (x) 1,000,000 of the 9,800,000 shares of the Parent Common Stock shall be deducted from the Merger Consideration to be delivered to the Significant PEI Shareholders (as herein defined) and placed in escrow (the "INDEMNITY ESCROW") pursuant to Section 1.6(a) and (y) the number of shares of Parent Common Stock issuable upon exercise of the Surviving Options (as herein defined) shall be deducted from the Merger Consideration to be delivered to the Significant PEI Shareholders and placed in escrow (the "OPTION ESCROW") pursuant to Section 1.6(b). Each share certificate evidencing Parent Common Stock to be issued to any Significant PEI Shareholder shall, for the period required by the Lockup Agreement (as herein defined), have the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL RESTRICTION ON TRANSFER AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT AS SET FORTH IN THAT CERTAIN LOCKUP AGREEMENT BETWEEN THE COMPANY AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY.

     In addition, the transfer agent for the Company shall be given instructions not to permit the transfer of the shares represented by such certificates prior to the date set forth in the legend. Notwithstanding the foregoing, however, Significant PEI Shareholders may have the legend removed in accordance with the terms of the Lockup Agreement.

     "SIGNIFICANT PEI SHAREHOLDER" means any Person, other than Gary Coury, who, immediately prior to the Effective Time, owns or controls, together with such Person's Affiliates and through one or more certificates, 100,000 or more shares of PEI Common Stock, including, without limitation the Persons listed on
Schedule 1.5(c)(ii). "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships (including family limited partnerships), limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organization, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

            (iii) Parent shall issue, in full and final satisfaction of the Remainder Note, 2,500,000 shares of Parent Series A Stock. The terms of the Parent Series A Stock will be as set forth on the form of the Certificate of Designation of Preferences, Limitations and Relative Rights with respect to the Parent Series A Stock attached as Exhibit 1.5(c)(iii) (the "CERTIFICATE OF DESIGNATION").

            (iv) At the Effective Time, each PEI option that is an outstanding and unexercised non-qualified stock option or incentive stock option (within the meaning of Section 422 of the Code) immediately prior thereto and each warrant that represents a right to acquire securities in PEI, including the RPM Warrants (as herein defined) and the Coury Warrants (as herein defined), that is outstanding and unexercised shall cease to represent a right to acquire shares of PEI Common Stock and shall be assumed by Parent and converted automatically into an option or warrant, as the case may be (together, the "SURVIVING OPTIONS"), to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of Section 424(a) of the Code (in the case of incentive stock options) and the agreements and plans pursuant to which such options and warrants were issued evidencing grants thereunder): (A) the number of shares of Parent Common Stock to be subject to the Surviving Options shall be equal to the product of the number of shares of PEI Common Stock subject to the original PEI options or warrants multiplied by the per share Merger Consideration received by the holders of PEI Common Stock (provided that such number of shares shall be rounded to the nearest whole share); and (B) the exercise price per share of Parent Common Stock under the Surviving Options shall be equal to the exercise price per share of PEI

Common Stock under the option or warrant, divided by the per share Merger Consideration received by the holders of PEI Common Stock (provided that such exercise price shall be rounded to the nearest cent).

            (v) Upon the exercise of any Surviving Option (other than a cashless exercise): (a) Parent shall immediately deliver the aggregate exercise price received by Parent (less any social security and Medicare taxes required to be paid in by Parent as a result of such exercise) to the Escrow Agent for the Option Escrow (the "OPTION ESCROW AGENT") for deposit in the Option Escrow, (b) the Option Escrow Agent shall deliver the share certificate or certificates representing such shares to Parent and promptly cause Parent to, and Parent promptly shall, cancel a number of shares of Parent Common Stock held by the Option Escrow Agent equal to the number of shares of Parent Common Stock issuable upon the exercise of such Surviving Option, (c) Parent shall deliver to the Option Escrow Agent a certificate for any shares evidenced by the cancelled certificates that remain outstanding, and (d) Parent shall issue to the Person exercising the Surviving Option the number of shares of Parent Common Stock issuable upon such exercise. The Option Escrow Agent shall promptly deliver to each Significant PEI Shareholder a portion of the consideration received from Parent upon the exercise of any Surviving Option (other than a cashless exercise) equal to the Merger Consideration received by such Significant PEI Shareholder divided by the aggregate Merger Consideration received by all Significant PEI Shareholders (a "PRO RATA SHARE"); provided however, that if any Significant PEI Shareholder's Pro Rata Share is less than $500, the Option Escrow Agent may hold such funds in escrow, in a non-interest bearing account, until the amount of the disbursements due to such Significant PEI Shareholder aggregate at least $500.

            (vi) Upon the expiration of any Surviving Option, the Option Escrow Agent shall transfer to each Significant PEI Shareholder such shareholder's Pro Rata Share of the shares issuable upon exercise of such expiring Surviving Option; provided, however, that if any Significant PEI Shareholder's Pro Rata Share of the shares issuable upon the exercise of such expiring Surviving Option is fewer than 500 shares, the Option Escrow Agent may hold such shares in escrow until the shares to be transferred to such Significant PEI Shareholder under this Agreement aggregate at least 500 shares. Fractional shares shall be rounded to the nearest whole share.

            (vii) In the event of any cashless exercise of any Surviving Options, Parent shall issue to the Person exercising the Surviving Option the number of shares of Parent Common Stock issuable upon exercise of such Surviving Option after deduction of the number of shares of Parent Common Stock or Surviving Options owned by such Person necessary to pay the cashless exercise price (the "SURRENDERED SHARES"), and the Option Escrow Agent shall surrender to Parent a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issued to the Person exercising such Surviving Option. In addition, the Option Escrow Agent shall transfer to each Significant PEI Shareholder from the Option Escrow a number of shares of Parent Common Stock equal to such Significant PEI Shareholder's Pro Rata Share of the Surrendered Shares; provided, however, that if any Significant PEI Shareholder's Pro Rata Share of such Surrendered Shares is less than 500 shares, the Option Escrow Agent may hold such shares in escrow until the aggregate number of undisbursed shares attributable to such Significant PEI Shareholder's Pro Rata Share (together with any undisbursed shares attributable to such Significant PEI Shareholder's Pro Rata Share pursuant to Section 1.5(c)(vi)) is 500 or more shares.

            (viii) In addition to the foregoing, at any time and from time to time, Parent shall, upon the written request of the Option Escrow Agent and the holder of any Surviving Option and within ten business days of such request, issue to such holder the number of shares of Parent Common Stock specified by the Option Escrow Agent and such holder in such request, provided that contemporaneous with such written request, (w) the Surviving Option held by such holder is cancelled, (x) the Option Escrow Agent surrenders to Parent for cancellation a number of shares of Parent Common Stock equal to the number of shares that the Option Escrow Agent and such holder have requested Parent to issue in such request, (y) if Parent is required to withhold taxes, such taxes, together with any amount of social security and Medicare taxes required to be paid in by Parent, are delivered to Parent, and (z) the number of shares remaining in the Option Escrow is equal to or greater than the aggregate number of shares issuable upon exercise of all then outstanding Surviving Options after giving effect to the issuance of such requested shares of Parent Common Stock and the cancellation of any Surviving Options in connection therewith.

            (ix) Upon the expiration or cancellation of all Surviving Options, the Option Escrow Agent shall transfer to each Significant PEI Shareholders its Pro Rata Share of the remaining shares of Parent Common Stock (the "REMAINING OPTION SHARES"). With respect to any transfers of shares of Parent Common Stock to any Significant PEI Shareholder in connection with the Remaining Option Shares, fractional shares shall be rounded to the nearest whole share.

            (x) All warrants issued by PEI that are outstanding immediately prior to the Effective Time and exercisable for shares of PEI Common Stock shall have been converted into PEI Common Stock as a result of the exercise of such warrants or cancelled as of the Effective Time other than the warrants to purchase up to 292,693 shares of PEI Common Stock owned by Richard Mitchen and Robert A. Marks granted under the Warrant Purchase Agreement dated October 17, 1996 among PEI, Willie E. Rigsby and Robert A. Marks (the "RPM WARRANTS") and the warrants to purchase up to 30,499 shares of PEI Common Stock issued by PEI on or about January 29, 1999 to Gary Coury in connection with the issuance of the Coury Debt (the "COURY WARRANTS"); provided that some or all of the RPM Warrants and the Coury Warrants may or may not have been exercised and to the extent unexercised as of the Closing shall be replaced by Parent in accordance with the provisions of Section 1.5(c)(iv) and satisfied from the Option Escrow to the extent such replacement warrants are ever exercised.

            (xi) The shares of PEI Common Stock converted into the right to receive the Merger Consideration (each a "CONVERTED SHARE") shall, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time no longer be outstanding and shall at such time be cancelled and retired and shall cease to exist, and each holder of any Converted Shares shall thereafter cease to have any rights with respect to such Converted Shares, except, upon the surrender of certificates representing such Converted Shares as set forth in Section 1.7, the right to receive the Merger Consideration at the times and in the manner set forth below.

            (xii) Fractional shares of Parent Common Stock will not be issued in exchange for PEI Common Stock. In lieu of any fractional share, Parent shall deliver a cash amount equivalent (rounded to the nearest cent) to the amount obtained by multiplying such fraction by the current market price per share of the Parent Common Stock (as determined by the Parent Board of Directors acting in good faith) on the Closing Date. All fractional shares of Parent Common Stock to be received by such holder shall be aggregated, it being the intention of the parties that no holder of PEI Common Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock. However, if the amount due to any PEI Shareholder is less than $1.00, such amount shall be deemed surrendered. No interest shall be payable with respect to the payment of such cash amount.

            (xiii) The Parent and the Escrow Agent may delegate to the Parent's transfer agent any of their duties hereunder relating to the cancellation and issuance of shares or to the delivery of checks in lieu of fractional shares to the PEI Shareholders.

   1.6  Escrow.

        (a) Of the shares of Parent Common Stock to be issued to each of the shareholders of PEI (the "PEI SHAREHOLDERS") at Closing, 1,000,000 shares will be deducted from the Merger Consideration to be delivered to the Significant PEI Shareholders and be held in escrow pursuant to an escrow agreement (the "INDEMNIFICATION ESCROW AGREEMENT") in the form of the Indemnification Escrow Agreement attached as Exhibit 1.6(a).

        (b) Of the shares of Parent Common Stock to be issued to the PEI Shareholders at the Closing, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of the Surviving Options will be delivered to the Option Escrow Agent to be held in escrow pursuant to the terms of an escrow agreement (the "OPTION ESCROW AGREEMENT") in the form of Option Escrow Agreement attached as Exhibit
1.6(b).

   1.7  Exchange of Certificates.

        (a) At or before the Effective Time, Parent shall supply, or cause to be supplied, to Parent's transfer agent (the "EXCHANGE AGENT"), in trust for the benefit of the holders of PEI Common Stock and Equus (other than the Cancelled Shares), for exchange in accordance with this Section 1.7, certificates evidencing shares of Parent Common Stock and Parent Series A Stock (together, the "PARENT STOCK") issuable pursuant to this Agreement in exchange for outstanding PEI Common Stock and the Remainder Note, respectively.

        (b) As soon as reasonably practicable after the Effective Time (but in no event more than ten days thereafter), Parent shall instruct the Exchange Agent to mail to Equus and to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of PEI Common Stock (the "PEI CERTIFICATES"), other than Cancelled Shares, (i) a letter of transmittal, which letter shall specify, among other conditions, that delivery shall be effected, and risk of loss and title to the PEI Certificates shall pass, only upon proper delivery of the PEI Certificates to the Exchange Agent; (ii) instructions to effect the surrender of the PEI Certificates in exchange for certificates evidencing shares of Parent Stock (the "PARENT CERTIFICATES") and, in lieu of any fractional shares thereof, cash; and (iii) instructions to convert the Remainder Note (as hereinafter defined) to 2,500,000 shares of Parent Series A Stock issued to Equus. Upon surrender of a PEI Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by Parent or the Exchange Agent, the holder of such PEI Certificate shall be entitled to receive in exchange therefor (x) a Parent Certificate evidencing that whole number of shares of Parent Stock which such holder has the right to receive in respect of the shares of PEI Common Stock formerly evidenced by such PEI Certificate in accordance with applicable provisions hereof and (y) cash in lieu of a fractional share of Parent Stock to which such holder is entitled, and the PEI Certificate so surrendered shall forthwith be cancelled. Until surrendered, each outstanding PEI Certificate which represented shares of PEI Common Stock, shall be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Stock into which such shares of PEI Common Stock may be exchanged in accordance herewith and the right to receive an amount in cash in lieu of the issuance of any fractional shares.

        (c) No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered PEI Certificate with respect to the Parent Stock such holder is entitled to receive until such holder has surrendered his PEI Certificate. Subject to applicable law, following the surrender of any PEI Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock.

        (d) If any Parent Certificate is to be issued in a name other than that in which the PEI Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the PEI Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent, or any agent designated by Parent, any transfer or other taxes required by reason of the issuance of a Parent Certificate in any name other than that of the registered holder of the PEI Certificate surrendered.

        (e) Neither Parent nor PEI shall have any liability to any holder of PEI Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of PEI shall be closed, and there shall be no further registration of transfers of PEI Common Stock on the records of PEI.

   1.9  Dissenting Shares.

        (a) Notwithstanding any provision of this Agreement to the contrary, any shares of PEI Common Stock held by a holder who has exercised appraisal rights for such shares in accordance with the Applicable Corporate Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the "DISSENTING SHARES"), shall not be converted into, or represent a right to receive, the Merger Consideration. Such holders shall be entitled only to such rights as are granted by the Applicable Corporate Law with respect to such Dissenting Shares; provided however, all Dissenting Shares held by holders who fail to perfect or who effectively withdraw or lose their rights to appraisal of such shares under the Applicable Corporate Law shall be converted into and become exchangeable for the right to receive, without interest thereon, the Merger Consideration upon surrender of their PEI Certificates.

        (b) Parent shall give PEI prompt written notice of any demands received by Parent to require Parent to purchase Dissenting Shares, the withdrawal of any such demands, and any other notices or instruments served pursuant to the Applicable Corporate Law and received by Parent. Parent shall not, except with the prior written consent of PEI, voluntarily make any payment with respect to any Dissenting Shares or offer to settle, or settle, any such demands with respect thereto.

   1.10 No Further Ownership Rights in PEI Common Stock. The Merger Consideration delivered upon the surrender of PEI Certificates in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such PEI Certificates, and there shall be no further registration of transfers on the records of Surviving PEI of shares of PEI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, PEI Certificates are presented to Surviving PEI for any reason, they shall be cancelled and exchanged for the Merger Consideration as described in Section 1.5.

   1.11 Lost, Stolen or Destroyed Certificates. If any PEI Certificate shall have been lost, stolen or destroyed (a "LOST PEI CERTIFICATE"), the Parent or the Exchange Agent may, in their sole discretion, require the holders of the Lost PEI Certificate to file a sworn affidavit confirming the loss of such PEI Certificate and to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Lost PEI Certificate. The Parent shall subsequently use its commercially reasonable best efforts to cause the Exchange Agent to deliver to the registered owner of the Lost PEI Certificate such Merger Consideration as may be required pursuant to this Agreement.

   1.12 Shareholder Approval. Both Parent and PEI shall prepare the necessary proxy materials (which shall be included in a Registration Statement and Joint Proxy Statement on Form S-4 (the "MERGER PROXY") to be filed with the U.S. Securities and Exchange Commission (the "SEC")), to obtain at a shareholders' meeting the required consent, approval or ratification of their respective shareholders in accordance with the Securities Act of 1933, as amended ("SECURITIES ACT"), the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), the Applicable Corporate Law and this Agreement, as necessary for the consummation of the transactions contemplated by this Agreement. After the Merger Proxy is approved by the SEC, Parent and PEI shall distribute the Merger Proxy to their respective shareholders and they shall each conduct a shareholders' meeting to approve the matters set forth in the Merger Proxy. The Merger Proxy and related documents shall be in form and substance satisfactory to Parent and PEI. Parent and PEI shall each pay one-half of the distribution and printing expenses, registration fees and listing fees related to the Merger Proxy; provided however, if the transactions contemplated hereby are not consummated because one of the parties fails to obtain shareholder approval, that party shall pay all of such costs. Parent and PEI shall each pay their own financial advisory fees.

   1.13 Tax and Accounting Consequences. It is intended by Parent and PEI that the Merger shall constitute a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. Parent and PEI hereby adopt this Agreement as a "plan of reorganization" within the meaning of
Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. None of Parent, Sub, LC, PEI or any PEI Shareholder will take any actions that disqualify the Merger for such treatment.

2. REPRESENTATIONS AND WARRANTIES OF PARENT

   Parent hereby represents and warrants to PEI and the PEI Shareholders that, except as otherwise disclosed in the Disclosure Schedules or in Parent's Forms 10-KSB for the year ended December 31, 2000 and 10-QSB for the quarter ended March 31, 2001 filed with the SEC (the "CURRENT PARENT SEC DOCUMENTS"), the following statements are true and correct as to Parent and each of its Subsidiaries. For purposes of this Agreement, an entity shall be deemed to be a "SUBSIDIARY" of a second entity if the second entity holds, directly or indirectly through its ownership of one or more Subsidiaries, more than more than 50% of the total outstanding voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or general partners thereof.

   2.1 Organization, Etc. Parent and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified or licensed as a foreign corporation authorized to do business in all other states in which any of its assets or properties may be situated or where the business of Parent or each of its Subsidiaries, respectively, is conducted, except where the failure to obtain such qualification or license will not have a Parent Material Adverse Effect. For purposes of this Section 2, the term "PARENT MATERIAL ADVERSE EFFECT" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of Parent or each of its Subsidiaries in an amount of $100,000 or more.

   2.2 Capitalization of Parent. The total authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, of which 12,964,918 shares are issued and outstanding as of the date of this Agreement. No shares are held as treasury stock of Parent. Each issued and outstanding share of capital stock of Parent is duly and validly authorized and issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any past or present shareholder. Except as disclosed on Schedule 2.2, there are no outstanding convertible or exchangeable securities, shares of capital stock, subscriptions, calls, options, warrants, rights or other agreements or commitments of any character relating to the issuance or sale of any shares of capital stock of, or other equity ownership interest in, Parent. Parent has no liability, contingent or otherwise, to any Person or entity in connection with preemptive or contractual subscription rights or the offer, sale, purchase, surrender or cancellation of any shares of capital stock, convertible or exchangeable securities, warrants, options, rights or other agreements or commitments of any character relating to the issuance and sale of the capital stock of, or other equity ownership in (collectively, "OTHER OWNERSHIP INTERESTS"), Parent or other voting interests or securities of Parent. The shares of Parent Common Stock and the Parent Series A Stock to be issued pursuant to the Merger are, or at the time of issuance will be, duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable. The issuance of the Parent Common Stock to the PEI Shareholders and the issuance of the Parent Series A Stock to Equus in accordance with the terms of this Agreement will transfer to the PEI Shareholders and to Equus valid title to such shares, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and encumbrances.

   2.3 Parent Series A Stock. At the Effective Time, the Parent Series A Stock will be, upon its issuance, duly authorized, validly issued, fully paid, and nonassessable. At the Effective Time, the underlying Parent Common Stock then and thereafter issuable upon conversion of the Parent Series A Stock will be duly reserved for issuance, and, when issued upon conversion of the Parent Series A Stock, will be duly authorized, fully paid and nonassessable.

   2.4 Subsidiaries. The Subsidiaries of Parent are disclosed in Schedule 2.4. Each Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act) of Parent has been named in the Parent SEC Documents. Schedule 2.4 contains, with respect to each Subsidiary of Parent, its name and jurisdiction of incorporation and, with respect to each Subsidiary of Parent that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by Parent or a Subsidiary of Parent. All the outstanding shares of capital stock of each Subsidiary of Parent are validly issued, fully paid and non-assessable, and those owned by Parent or by a Subsidiary of Parent are owned free and clear of any security interests, pledges, options, rights of first refusal, liens, claims, encumbrances or any other limitation or restriction (including a restriction on the right to vote or sell the same except as may be provided as a matter of law). Except as set forth in Schedule 2.4, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of Parent.

   2.5 Interim Operations of Sub and LC. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. LC has solely engaged in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

   2.6 Authority. Each of Parent, LC and Sub has the requisite right, power and authority to execute, deliver and perform this Agreement and all documents and instruments referred to in this Agreement or contemplated hereby (the "PARENT RELATED DOCUMENTS") and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent, LC and Sub. This Agreement has been duly and validly executed and delivered by each of Parent, LC and Sub, and assuming the due authorization, execution and delivery by PEI, constitutes a valid and binding agreement of each of Parent, LC and Sub, enforceable against each of Parent, LC and Sub in accordance with its terms. All of the Parent Related Documents, when duly executed and delivered by Parent, LC and Sub, will constitute legal, valid and binding obligations of each of Parent, LC and Sub, enforceable against each of Parent, LC and Sub in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

   2.7 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by each of Parent, LC or Sub of this Agreement or the Parent Related Documents or the consummation by each of Parent, LC or Sub of the transactions contemplated hereby, except for (i) the filing of articles of merger, in form mutually acceptable to each of Parent and PEI, with the Secretary of State of the State of Texas (the "MERGER FILING"),
(ii) the filing of the Merger Proxy with the SEC, (iii) such filings as may be required under federal and state securities laws, and (iv) approval by (x) Parent's stockholders (including a majority of the stockholders other than Alliance and its Affiliates) of the matters to be submitted to them for approval pursuant to the Merger Proxy and the American Stock Exchange and (y) the SEC. Parent and each of its Subsidiaries have obtained all the licenses and permits that are legally required for the continued operation of their respective businesses after the Effective Time, except such licenses and permits, the absence of which will not have a Parent Material Adverse Effect.

   2.8 Proprietary Rights. Parent and each of its Subsidiaries has full and sufficient rights to use all trade names, brand names, trademarks, service marks and logos and to use and practice all technology, proprietary information, know-how or patented ideas, designs or inventions (collectively "PROPRIETARY RIGHTS") necessary for the present operation of its businesses and the marketing, distribution, sale and use of the materials used and the products sold by Parent and each of its Subsidiaries. To Parent's knowledge, (i) none of the ownership, access to, use or practice of the Proprietary Rights by Parent or any of its Subsidiaries infringes on the rights of any other party and (ii) all Proprietary Rights are valid and enforceable.

   2.9 Title. Except as set forth on Schedule 2.9, Parent and each of its Subsidiaries owns outright, and has full legal and beneficial title to all of its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and encumbrances, including good and marketable title to all of its real property interests, free and clear of any mortgages, security agreements, liens or encumbrances.

   2.10 Defaults. Neither Parent nor any of its Subsidiaries nor any Designated Plan (as defined herein) of Parent is in default under or in violation of, and the execution and delivery of the Agreement and Parent Related Documents, and the consummation of the transactions contemplated hereby, will not result in a default by Parent or any of its Subsidiaries or any Parent Designated Plan under or a violation of (i) any mortgage, indenture, charter or bylaw provision, provision of any Parent Designated Plan, contract, agreement, lease, commitment or other instrument of any kind to which Parent or any of its Subsidiaries or any Parent Designated Plan is a party or by which Parent or any of its Subsidiaries or any Parent Designated Plan or any of its properties or assets may be bound or affected or
(ii) any law, rule or regulation applicable to Parent or any of its Subsidiaries or any Parent Designated Plan or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over Parent or any Parent Designated Plan, which default or violation could adversely affect the ability of Parent or any of its Subsidiaries to consummate the transactions contemplated hereby or will have a Parent Material Adverse Effect.

   2.11 Full Authority. Parent and each of its Subsidiaries has full power, authority and legal right, and has all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Laws (as defined herein), necessary, to own and/or operate its businesses, properties and assets and to carry on its businesses as being conducted on the date hereof, and such businesses are now being conducted and such assets and properties are being owned and/or operated, and Parent Plans have been implemented and maintained, in compliance with all applicable laws (including Environmental Laws), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Parent Material Adverse Effect, and there is no existing condition or state of facts which would give rise to a violation thereof or a liability or default thereunder, except where a violation, liability or default will not have a Parent Material Adverse Effect.

   2.12 Parent's SEC Documents. Parent has filed each material form, including, but not limited to, each report, schedule, registration statement and definitive proxy statement required to be filed by Parent with the SEC (the "PARENT SEC DOCUMENTS"). As of its filing date (and, with respect to any registration statement, the date on which it was declared effective), each Parent SEC Document was, and all information to be included by Parent in the Merger Proxy will be, in compliance, in all material respects, with all legal requirements and contained or will contain no untrue statement of a material fact and did not or will not omit any statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied, and the financial statements of Parent included in the Merger Proxy will comply at the time of filing with the SEC (and, with respect to any registration statement, at the time it was declared effective), in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, in all material respects (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments), the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended. Since December 31, 2000, there have been no changes in the Parent's method of accounting for tax purposes or any other purposes. The consolidated financial statements of Parent and its consolidated subsidiaries as of December 31, 2000, and as of June 30, 2001, included the Parent SEC Documents, and to be included in the Merger Proxy, disclose or will disclose, as applicable, all liabilities of Parent and its consolidated subsidiaries required to be disclosed therein and contain adequate reserves for taxes and all other material accrued liabilities.

   2.13 Investment Company. Neither Parent nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

   2.14 Undisclosed Liabilities. Except as and to the extent disclosed in the Parent SEC Documents or on Schedule 2.14, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, contingent or otherwise) which would result in a Parent Material Adverse Effect.

   2.15 Taxes. Parent and each of its Subsidiaries has filed all requisite federal and other Tax Returns, information returns, declarations and reports for all fiscal periods ended on or before December 31, 2000; and there are no claims (nor is there any matter pending which may result in a claim) against Parent or any of its Subsidiaries for federal, state or local income, sales, use, franchise or other taxes for any period or periods prior to and including December 31, 2000 and no notice of any claim, whether pending or threatened, for taxes has been received which would create a lien on the assets of Parent of any of its Subsidiaries, or result in a Parent Material Adverse Effect. The amounts shown as accruals for taxes in the financial statements included in the Current Parent SEC Documents are sufficient for the payment of all taxes of any kind or nature whatsoever for all fiscal periods ended on or before that date. Copies of the federal, state and local income tax returns and franchise tax returns (collectively, "TAX RETURNS") of Parent for its last three fiscal years have been provided to PEI. Except as set forth on Schedule 2.15, neither Parent nor any of its Subsidiaries has obtained an extension of time in which to file any Tax Returns which have not yet been filed. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to federal, state, or local income, sales, use, franchise or other taxes or agreed to any extensions of time with respect to a tax assessment or deficiency, except for such waivers or extensions which, by their terms, have lapsed as of the date hereof.

   2.16 Legal Actions. Except as set forth on Schedule 2.16, no legal action, suit, audit, investigation, unfair labor practice charge, complaint, claim, grievance, or proceeding by or before any court, arbitration panel, governmental authority or third party is pending or, to the knowledge of Parent (after making inquiry with officers of Parent in a position to have such knowledge) threatened, which involves or may involve Parent, any of its Subsidiaries, or its now or previously owned or operated assets, operations, properties or businesses.

        2.17 Parent Contracts; Parent Plans. Neither Parent nor, to Parent's knowledge, any other party thereto, is in default under or in violation of any Parent Contract or Designated Plan.

        2.18 No Material Adverse Change. Except for the actions contemplated by this Agreement or as set forth on Schedule 2.18, since December 31, 2000, to Parent's knowledge there has not been: (a) any change in Parent's Articles of Incorporation or Bylaws, (b) any change in the financial condition, assets, liabilities (contingent or otherwise), income, business or prospects of Parent or any of its Subsidiaries resulting in a Parent Material Adverse Effect; (c) any damage, destruction or loss (whether or not covered by insurance) resulting in a Parent Material Adverse Effect on the properties or business of Parent or its Subsidiaries; (d) any change in the number of authorized or outstanding shares of stock, or membership interests, as applicable, of Parent or its Subsidiaries; (e) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Parent or its Subsidiaries; (f) any contract or commitment entered into by Parent or any of its Subsidiaries or any incurrence by Parent or its Subsidiaries of any liability or make any capital expenditures in excess of $100,000; (g) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Parent or any of its Subsidiaries to any of their respective officers, directors, stockholders, employees, consultants or agents; (h) any work interruptions, labor grievances or claims filed, proposed law or regulation (the existence of which is known, or under the normal course of business should be known, to Parent or its Subsidiaries) or any event or condition of any character which would have a Parent Material Adverse Effect on the business or future prospects of Parent or any of its Subsidiaries; (i) any creation, assumption or permitting to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired; (j) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of Parent or any of its Subsidiaries to any Person, including, without limitation, the stockholders and their respective Affiliates except as contemplated by this Agreement; (k) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Parent or any of its Subsidiaries, including, without limitation, any indebtedness or obligation of the stockholders or any of their Affiliates; (1) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of Parent or its Subsidiaries or requiring consent of any party to the transfer and assignment of any such assets, properties or rights; (m) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of Parent or any of its Subsidiaries; (n) any negotiation for the acquisition of any business or start-up of any new business; (o) any merger or consolidation or agreement to merge or consolidate with or into any other entity (except the transactions contemplated by this Agreement); (p) any waiver of any material rights or claims of Parent or any of its Subsidiaries; (q) any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which Parent or any of its Subsidiaries is a party; (r) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of December 31, 2000, as set forth in the financial statements included in the Current Parent SEC Documents, current liabilities incurred since December 31, 2000 in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; (s) any transaction by Parent or any of its Subsidiaries outside the ordinary course of their respective business or prohibited hereunder; or

(t) any material adverse change in the financial condition, results of operations or business of Parent or its Subsidiaries taken as a whole, and no event or condition has occurred or exists that insofar as may reasonably be foreseen, will result in a material adverse change in the financial condition, results of operations or business of Parent or any of its Subsidiaries taken as a whole.

        2.19 Predecessors. The Parent SEC Documents contain all names under which Parent has done business as well as the names of all predecessors of Parent, including the names of any entities from which Parent previously acquired significant assets.

        2.20 Affiliate Relationships. No Affiliate of the shareholders, and no director, officer or employee of or consultant to Parent or any of its Subsidiaries owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which is associated with any property, asset or right owned by Parent or its Subsidiaries or that they operate or use, or the use of which is necessary, for their respective business. The term "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly, by itself or through one or more intermediaries, Controls, or is Controlled by, or is under direct or indirect common Control with, such Person. The term "CONTROL" (and derivations thereof) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        2.21 Disclosure. No representation or warranty by Parent in this Agreement, and no statement contained in the Disclosure Schedules or any certificate delivered by Parent to PEI pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

        2.22 Other Disclosures. The following disclosures pertaining to Parent and each of its Subsidiaries are set forth in the Disclosure Schedules:

          (a) Except as disclosed on Schedule 2.22(a), neither Parent nor any of its Subsidiaries has any products or uses any product registrations, and there are no material safety data sheets, toxicology studies or environmental studies with respect to the business of Parent or any of its Subsidiaries;

          (b) Except as disclosed on Schedule 2.22(b), neither Parent nor any of its Subsidiaries owns of record or beneficially, or leases, any real property;

          (c) Schedule 2.22(c) is a list of assets owned by Parent and each of its Subsidiaries as of the date hereof which have been capitalized and have an unamortized value of $10,000 or more, including vehicles and rolling stock, and a list of all leased equipment of Parent and each of its Subsidiaries, including leased vehicles;

          (d) There are no raw materials or other property located at any property owned or leased as lessee by Parent or any of its Subsidiaries that have been consigned to Parent or any of its Subsidiaries, or are otherwise owned by a third party, and have a market value exceeding $10,000;

          (e) Listed on Schedule 2.22(e) is each policy of insurance maintained by Parent and each of its Subsidiaries, and Parent has provided PEI with information on coverages, insurers and expiration dates, an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years. Parent represents and warrants that (i) such insurance is currently in full force and effect, (ii) except as set forth on Schedule 2.22(e), Parent's insurance has never been cancelled, (iii) Parent has never been denied coverage or experienced a substantial increase in premiums or a substantial reduction in coverage from one policy period to the next policy period (other than increases resulting from the growth of Parent and its Subsidiaries and from the increased cost of insurance generally), (iv) to Parent's knowledge, such coverage is adequate in character and amount, (v) such coverage is placed with financially sound and reputable insurers unaffiliated with any of the stockholders of Parent, and (vi) similar coverage has been in place each year for the past four years.

          (f) Schedule 2.22(f) is a list of each bank, brokerage firm, trust or other financial institution in which Parent or any of its Subsidiaries has an account and the identity of each such account, and each bank in which Parent or any of its Subsidiaries has a safe deposit box, together with the names of all Persons authorized to draw on any such account or have access to any such safe deposit box;

          (g) Schedule 2.22(g) is a list and summary description of, or copies of, all governmental licenses and permits of Parent and each of its Subsidiaries;

          (h) Schedule 2.22(h) is a list of each debt, note, mortgage, security agreement, pledge agreement, guaranty, bond, letter of credit, lease or other instrument creating any debt or contingent obligation of Parent or any of its Subsidiaries, or creating a lien or claim on any assets of Parent or any of its Subsidiaries (other than unsecured trade accounts payable incurred in the ordinary course of business);

          (i) Schedule 2.22(i) is a list of all of Parent's Proprietary Rights and a description of all license fees and royalties (or the basis of calculation thereof) required to be paid now or in the future by Parent or any of its Subsidiaries for the use and practice of its Proprietary Rights;

        (j) Except as disclosed on Schedule 2.22(j), neither Parent nor any of its Subsidiaries has any Contracts. The term "CONTRACT" means each contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license and other agreement in effect on the date hereof (i) with a party other than a customer or client of Parent or its Subsidiaries and involving the expenditure or receipt of more than $100,000 in any year; (ii) with a customer or client of Parent, its Subsidiaries or Sub and involving the expenditure or receipt of more than $1.0 million over the term thereof; (iii) containing provisions calling for the sale or purchase of raw materials, products or services at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third party markets; (iv) which include "most favored nations" or similar pricing or delivery arrangements; (v) requiring Parent, its Subsidiaries or Sub, as the case may be, to indemnify or hold harmless any other Person or entity; (vi) evidencing any warranty obligation of Parent, its Subsidiaries or Sub, as the case may be, with respect to goods, services or products sold or leased by it (other than warranties given in the ordinary course of business); (vii) imposing on Parent, its Subsidiaries or Sub, as the case may be, any confidentiality, non-disclosure or non-compete obligation or containing any acceleration or termination provisions effective upon a change of control of Parent, Subsidiaries or Sub, respectively, or a merger of Parent or Sub into another entity; or (viii) involving collective bargaining agreements or other agreements with any labor union or employee group;

          (k) Neither Parent nor any of its Subsidiaries has powers of attorney presently in effect granted by Parent or any of its Subsidiaries, and all investments of Parent or its Subsidiaries in any equity securities, partnership interests, indebtedness or other interests in any other corporation, or any person, partnership, joint venture, limited liability company, trust, limited partnership or other legal entity; and

          (l) Schedule 2.22(l) includes a list of all current officers, directors and managers of Parent and each of its Subsidiaries. Parent has provided PEI with a complete listing of the compensation of such individuals.

        2.23  Tax Reorganization Representations.

          (a) LC is a domestic eligible entity, as defined in Treasury Regulation Section 301.7701-3(b)(1)(ii), for federal income tax purposes that is wholly owned by Parent and that has not elected to be treated as an association taxable as a corporation under Treasury Regulation Section 301.7701-3(a).

          (b) Prior to the Merger, Parent, through its ownership of LC, will be in control of Sub within the meaning of Section 368(c) of the Code.

          (c) Neither Parent nor LC has any plan or intention to cause Surviving PEI to issue additional shares of its stock that would result in Parent, through its ownership of LC, losing control of Surviving PEI within the meaning of Section 368(c) of the Code.

          (d) Parent has no plan or intention to reacquire any of its stock issued in the Merger.

          (e) Neither Parent nor LC has any plan or intention to liquidate Surviving PEI; to merge Surviving PEI with or into another corporation; to sell or otherwise dispose of the stock of Surviving PEI except for transfers of stock to another corporation controlled by Parent to the extent permitted by Treasury Regulation Section 1.368-2(k)(2); or to cause Surviving PEI to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Parent to the extent permitted by Treasury Regulation Section 1.368-2(k)(2).

          (f) Following the Closing, Parent's and LC's intention is that Surviving PEI will continue the historic business of PEI or use a significant portion of the historic business assets of PEI in a business, all as required to satisfy the "continuity of business enterprise" requirement under Section 368 of the Code.

          (g) Neither Parent nor LC owns, nor has either Parent or LC owned during the past five years, any shares of the stock of PEI.

          (h) Each of Parent, LC and Sub is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

          (i)  None of Parent, LC or Sub is an investment company as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (j) As of the Closing Date, Sub will have no liabilities which would be assumed by Surviving PEI, and Sub will not transfer to Surviving PEI any assets that are subject to liabilities in the Merger.

          (k) The consideration used by Sub to pay the $2 Million Notes, pursuant to Sections 5.3(i) and 5.5(a) of this Agreement, will be provided by Parent in accordance with Treasury Regulation Section 1.368-2(j)(3)(iii).

          (l) The only assets of Sub prior to the Merger will be assets transferred by Parent to Sub, which assets will be used for the purposes set forth in Treasury Regulation Section 1.368-2(j)(3)(iii).

        2.24 Brokers. Except for fees payable to J.C. Sorensen, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, its Subsidiaries or Sub.

        2.25 Labor and Employment Matters. Neither Parent nor any of its Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither Parent nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreement or other contract or agreement with any labor union or organization. There are no pending or, to Parent's knowledge, threatened, representation campaigns, elections or proceedings or questions concerning union representation involving any employees of either Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees, any demands for recognition or collective bargaining, any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of Parent or any of its Subsidiaries, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during a three-year period preceding the date hereof. Neither Parent nor any of its Subsidiaries has engaged in, admitted committing, or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended. Except as set forth on Schedule 2.25, neither Parent nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any labor union or organization concerning its employees, and there are no controversies, claims, demands or grievances of material importance pending or, so far as Parent is aware, threatened, between Parent or any of its Subsidiaries and any of their respective employees.

        2.26  Employee Benefit Plans.

          (a) List of Plans. Schedule 2.26(a) includes a complete and accurate list of all employee benefits plans ("PLANS"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and material benefit arrangements that are not Plans ("BENEFIT ARRANGEMENTS"), including, but not limited to any (i) employment or consulting agreements, (ii) incentive bonus or deferred bonus arrangements,
     (iii) arrangements providing termination allowance, severance or similar benefits, (iv) equity compensation plans, (v) deferred compensation plans,
     (vi) cafeteria plans, (vii) employee assistance programs, (viii) bonus programs, (ix) scholarship programs, (x) vacation policies, and (xi) stock option plans that are currently in effect or were maintained within three years of the Effective Time, or have been approved before the Effective Time but are not yet effective, for the benefit of directors, officers, employers or former employees (or their beneficiaries) of Parent or a Controlled Company (Plans and Benefit Arrangements collectively referred to herein as "DESIGNATED PLANS"). "CONTROLLED COMPANY" shall mean any entity that, together with Parent as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code and any reference to Parent in this Section 2.26 shall also include a reference to a Controlled Company.

          (b) No Title IV Plans or VEBAS. Neither Parent nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with Parent under Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither Parent nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with Parent under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During the six years before the Effective Time, Parent has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.

          (c) Designated Plans. With respect to each Designated Plan, Parent has delivered to PEI, as applicable, true and complete copies of (i) all written documents comprising such Plan or each Benefit Arrangement (including amendments and individual agreements relating thereto), (ii) the trust, group annuity contract or other document that provides for the funding of the Designated Plan or the payment of Designated Plan benefits,
     (iii) the three most recent annual Form 5500, 990 and 1041 reports (including all schedules thereto) filed with respect to the Designated Plan, (iv) the most recent actuarial report, valuation statement or other financial statement, (v) the most recent Internal Revenue Service ("IRS") determination letter and all rulings or determinations requested from the IRS after the date of that determination letter, (vi) the summary plan description currently in effect and all material modifications thereto, and
     (vii) all other correspondence from the IRS or Department of Labor received that relate to one or more of the Designated Plans with respect to any matter, audit or inquiry that is still pending. All information provided by Parent and each of its Subsidiaries to the individuals who prepared any such financial statements was true, correct and complete in all material respects. Each financial or other report delivered to PEI pursuant hereto is accurate in all material respects, and there has been no material adverse change in the financial status of any Designated Plan since the date of the most recent report provided with respect thereto.

          (d) Compliance with Law. Except as set forth in Schedule 2.26(d), Parent has operated, and has caused its appointees and nominees to operate, each Designated Plan in a manner which is in compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto, except the violation of which would not have a Parent Material Adverse Effect. Except as otherwise disclosed in Schedule 2.26(d), with respect to each Designated Plan that is a Plan, (i) the Plan is in compliance with ERISA in all material respects, including but not limited to all reporting and disclosure requirements of
     Part 1 of Subtitle B of Title I of ERISA, (ii) the appropriate Form 5500 has been timely filed for each year of its existence, (iii) there has been no transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code relating to the Plan unless exempt under Section 408 of ERISA or
     Section 4975 of the Code, as applicable, and (iv) the bonding requirements of Section 412 of ERISA have been satisfied.

          (e) Contributions. Full payment has been made of all amounts which Parent or a Controlled Company is required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which Parent or a Controlled Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Benefits under all Designated Plans are as represented in the governing instruments provided pursuant to Section 2.26(a) and have not been increased subsequent to the date as of which documents have been provided.

          (f) Tax Qualification. Each Designated Plan, as amended to date, that is intended to be qualified under Section 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status or the remedial amendment period established under Section 402(b) of the Code with respect to the Designated Plan will not have expired prior to the Effective Time. Except as disclosed on Schedule 2.26(f), no facts have occurred which if known by the IRS could cause disqualification of any such Plan.

          (g) Tax or Civil Liability. Neither Parent nor a Controlled Company has participated in, or is aware of, any conduct that could result in the imposition upon Parent of any excise tax under Sections 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA with respect to any Designated Plan.

          (h) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to Parent's knowledge, threatened against, or relating to, any Designated Plan, and Parent has no knowledge of any pending investigation or administrative review by any governmental entity relating to any Designated Plan.

          (i) Retiree Welfare Coverage. Except as set forth in Schedule 2.26(i), no Designated Plan provides any health, life or other welfare coverage to employees of Parent or a Controlled Company beyond termination of their employment with Parent or a Controlled Company by reason of retirement or otherwise, other than coverage as may be required under
     Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (j) No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of transactions contemplated by this Agreement by any employee, officer or director of Parent or a Controlled Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
     Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Designated Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

        2.27  Environmental Matters.

          (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation is pending or has been threatened (each, an "ACTION") by any governmental entity or other party with respect to any (i) alleged violation by Parent or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by Parent or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity, in each case where such Action has had, or would have, a Parent Material Adverse Effect.

          (b) Except as described in Schedule 2.27(b), neither Parent nor any of its Subsidiaries has any material Environmental Liabilities, and there has been no release of Hazardous Substances into the environment or violation of any Environmental Law by Parent or any such Subsidiary or with respect to any of their respective properties which has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

          (c) For the purposes of this Agreement, the following terms have the following meanings:

            (i) "ENVIRONMENTAL LAWS" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof.

            (ii) "ENVIRONMENTAL LIABILITIES" shall mean all liabilities which
     (i) arise under or relate to Environmental Laws and (ii) relate to Regulated Activities occurring or conditions existing on or prior to the Effective Time.

            (iii) "HAZARDOUS SUBSTANCES" shall mean any pollutants, contaminants, toxic, radioactive, caustic or otherwise hazardous substance or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics that is regulated under or by any applicable Environmental Laws.

            (iv) "REGULATED ACTIVITY" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

        2.28 Accounts Receivable. The accounts receivable reflected in the most recent balance sheet included in the Merger Proxy, or to be included in the Merger Proxy (the "LATEST PARENT BALANCE SHEET"), and all accounts receivable ensuing since the date of the Latest Parent Balance Sheet, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of offset and are fully collectible in the ordinary course of business without cost or collection efforts therefor except to the extent of the appropriate reserves set forth on the Latest Parent Balance Sheet, and, in the case of accounts receivable arising since the date of the Latest Parent Balance Sheet, to a reasonable allowance for bad debts which does not reflect a rate of bad debts more than that reflected by the reserve for bad debts on the Parent Balance Sheet.

        2.29 Inventories. The values at which inventories are shown on the Latest Parent Balance Sheet have been determined in accordance with the normal valuation policy of Parent, consistently applied and in accordance with generally accepted accounting principles. The inventories (and items of inventory acquired or manufactured subsequent to the Latest Parent Balance Sheet) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided.

        2.30 Purchase Commitments and Outstanding Bids. As of the date of this Agreement, the aggregate backlog for accepted and unfulfilled orders for the sale of merchandise and orders for services of Parent, including its Subsidiaries, is at least $4,000,000. No outstanding purchase or outstanding lease commitment of Parent or any of its Subsidiaries is presently in excess of the normal, ordinary and usual requirements of its business, was made at any price in excess of the now current market price, or contains terms and conditions more onerous than those usual and customary in Parent's or such Subsidiary's business. Neither Parent nor any of its Subsidiaries is currently obligated to fulfill any fixed-fee Contract that requires expenditures materially in excess of the reasonably anticipated revenues on such Contract. There is no outstanding bid, proposal, Contract or unfilled order of Parent or any of its Subsidiaries which would, if or when accepted, have a Parent Material Adverse Effect.

        2.31 Payments. Parent has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of Parent, which Parent knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and Parent has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

        2.32 Customers and Suppliers. Schedule 2.32 contains a complete and accurate list of (i) the 10 largest customers of Parent and its Subsidiaries in terms of sales during Parent's last fiscal year and (ii) the 10 largest suppliers of Parent and its Subsidiaries in terms of purchases during Parent's last fiscal year. Parent has provided PEI with information showing the approximate total sales by Parent and its Subsidiaries to each such customer and the approximate total purchases by Parent and its Subsidiaries from each supplier during such fiscal year. Since the date of the Latest Parent Balance Sheet, there has been no adverse change in the business relationship of Parent or its Subsidiaries with any customer or supplier named in Schedule 2.32 which is material to the business or financial condition of Parent.

                   3.  REPRESENTATIONS AND WARRANTIES OF PEI

     PEI hereby represents and warrants to Parent and the Parent stockholders that, except as otherwise disclosed in the Disclosure Schedules, the following statements are true and correct as to PEI and each of its Subsidiaries.

        3.1 Organization, Etc. PEI and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified or licensed as a foreign corporation authorized to do business in all other states in which any of its assets or properties may be situated or where the business of PEI or each of its Subsidiaries is conducted, except where the failure to obtain such qualification or license will not have a PEI Material Adverse Effect. For purposes of this
Section 3, the term "PEI MATERIAL ADVERSE EFFECT" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of PEI or each of its Subsidiaries in an amount of $100,000 or more.

        3.2 Capitalization of PEI. The total authorized capital stock of PEI consists of (a) 20,000,000 shares of PEI Common Stock, of which 6,219,354 shares are issued and outstanding as of the date of this Agreement, and (b) 1,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding as of the date of this Agreement. No shares are held as treasury stock of PEI. Record ownership of the outstanding shares of PEI is set forth on
Schedule 3.2. Each issued and outstanding share of capital stock of PEI is duly and validly authorized and issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any past or present shareholder. Except as disclosed on Schedule 3.2, there are no outstanding convertible or exchangeable securities, shares of capital stock, subscriptions, calls, options, warrants, rights or other agreements or commitments of any character relating to the issuance or sale of any shares of capital stock of, or other equity ownership interest in, PEI. PEI has no liability, contingent or otherwise, to any Person or entity in connection with any Other Ownership Interests in PEI or other voting interests or securities of PEI.

        3.3 Subsidiaries. All Subsidiaries of PEI are disclosed in Schedule 3.3, which contains each Subsidiary's name and jurisdiction of incorporation and, with respect to each Subsidiary of PEI that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by PEI or a Subsidiary of PEI. All of the outstanding shares of capital stock of each Subsidiary of PEI are validly issued, fully paid and non-assessable, and those owned by PEI or by a Subsidiary of PEI are owned free and clear of any security interests, pledges, options, rights of first refusal, liens, claims, encumbrances or any other limitation or restriction (including a restriction on the right to vote or sell the same except as may be provided as a matter of law). Except as set forth in Schedule 3.3, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of PEI or a Subsidiary of PEI.

        3.4 Authority. PEI has the requisite right, power and authority to execute, deliver and perform this Agreement and all documents and instruments referred to in this Agreement or contemplated hereby (the "PEI RELATED DOCUMENTS") and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PEI. This Agreement has been duly and validly executed and delivered by PEI, and assuming the due authorization, execution and delivery by Parent, LC and Sub, constitutes a valid and binding agreement of PEI, enforceable against PEI in accordance with its terms. All of the PEI Related Documents, when duly executed and delivered by PEI, will constitute legal, valid and binding obligations of PEI, enforceable against PEI in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

        3.5 Consents. Except as set forth on Schedule 3.5, no approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by PEI of this Agreement or the PEI Related Documents or the consummation by PEI of the transactions contemplated hereby, except for (i) the Merger Filing, (ii) such filings as may be required under federal and state securities laws, and (iii) approval by PEI's shareholders of the matters to be submitted to them for approval pursuant to the Merger Proxy. PEI and each of its Subsidiaries has obtained all the licenses and permits that are legally required for the continued operation of their respective business after the Effective Time, except such licenses and permits, the absence of which will not have a PEI Material Adverse Effect.

        3.6 Proprietary Rights. PEI and each of its Subsidiaries has full and sufficient rights to use all Proprietary Rights necessary for the present operation of its businesses and the marketing, distribution, sale and use of the materials used and the products sold by PEI and each of its Subsidiaries. To PEI's knowledge, (i) none of the ownership, access to, use or practice of the Proprietary Rights by PEI or any of its Subsidiaries infringes on the rights of any other party and (ii) all Proprietary Rights of PEI or any of its Subsidiaries are valid and enforceable.

        3.7 Title. Except as set forth on Schedule 3.7, PEI and each of its Subsidiaries owns outright, and has full legal and beneficial title to all of its assets free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and encumbrances, including good and marketable title to all of its real property interests, free and clear of any mortgages, security agreements, liens or encumbrances.

        3.8 Defaults. Except as set forth on Schedule 3.8, neither PEI nor any of its Subsidiaries nor any Designated Plan (as defined in Section 2.26(a)) of PEI is in default under or in violation of, and the execution and delivery of this Agreement and the PEI Related Documents, and the consummation of the transactions contemplated hereby, will not result in a default by PEI, any of its Subsidiaries or any PEI Designated Plan under or a violation of (i) any mortgage, indenture, charter or bylaw provision, provision of any PEI Designated Plan, contract, agreement, lease, commitment or other instrument of any kind to which PEI, its Subsidiaries or any PEI Designated Plan is a party or by which PEI, its Subsidiaries or any PEI Designated Plan or any of its properties or assets may be bound or affected or (ii) any law, rule or regulation applicable to PEI or any PEI Designated Plan or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over PEI, its Subsidiaries or any PEI Designated Plan, which default or violation could adversely affect the ability of PEI to consummate the transactions contemplated hereby or will have a PEI Material Adverse Effect.

        3.9 Full Authority. PEI and each of its Subsidiaries has full power, authority and legal right, and has all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental
Laws) necessary, to own and/or operate their respective businesses, properties and assets and to carry on its businesses as being conducted on the date hereof, and such businesses are now being conducted and such assets and properties are being owned and/or operated, and PEI Plans have been implemented and maintained, in compliance with all applicable laws (including Environmental Laws), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a PEI Material Adverse Effect, and there is no existing condition or state of facts which would give rise to a violation thereof or a liability or default thereunder, except where a violation, liability or default will not have a PEI Material Adverse Effect.

        3.10 PEI's SEC Documents. All information included by PEI in the Merger Proxy will be in compliance, in all material respects, with all legal requirements and will not contain any untrue statement of a material fact or omit any statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements of PEI included in the Merger Proxy will comply, at the time of filing with the SEC (and, with respect to any registration statement, at the time it was declared effective), in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and will fairly present, in all material respects (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments), the consolidated financial position of PEI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended. Since December 31, 2000, there have been no changes in PEI's method of accounting for tax purposes or any other purposes. The consolidated financial statements of PEI and its consolidated Subsidiaries as of December 31, 2000, and as of June 30, 2001 to be included in the Merger Proxy will disclose, as applicable, all liabilities of PEI and its consolidated subsidiaries required to be disclosed therein and contain adequate reserves for taxes and all other material accrued liabilities.

        3.11 Investment Company. Neither PEI nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        3.12 Undisclosed Liabilities. Except as and to the extent specifically disclosed on the audited financial statements of PEI dated as of and for the period ended December 31, 2000 and the unaudited balance sheets and statements of income, changes of shareholders' equity and cash flows for the period from January 1, 2000 to March 31, 2001 provided to Parent prior to the date of this Agreement or as described on Schedule 3.12, neither PEI nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, contingent or otherwise) which would result in a PEI Material Adverse Effect.

        3.13 Taxes. PEI and each of its Subsidiaries has filed all requisite federal and other Tax Returns, information returns, declarations and reports for all fiscal periods ended on or before December 31, 2000; and there are no claims (nor is there any matter pending which may result in a claim) against PEI or any of its Subsidiaries for federal, state or local income, sales, use, franchise or other taxes for any period or periods prior to and including December 31, 2000, and no notice of any claim, whether pending or threatened, for taxes has been received which would create a lien on the assets of PEI or its Subsidiaries, or result in a PEI Material Adverse Effect. The amounts shown as accruals for taxes in the financial statements included in the Merger Proxy are sufficient for the payment of all taxes of any kind or nature whatsoever for all fiscal periods ended on or before that date. Copies of all PEI Tax Returns for its last three fiscal years have been provided to Parent. Except as set forth on Schedule 3.13, neither PEI nor any of its Subsidiaries has obtained any extensions of time in which to file any Tax Return which has not yet been filed. Neither PEI nor any of its Subsidiaries has waived any statutes of limitation with respect to federal, state, or local income, sales, use, franchise or other taxes or agreed to any extensions of time with respect to a tax assessment or deficiency, except for such waivers or extensions which, by their terms, have lapsed as of the date hereof.

        3.14 Legal Actions. Except as set forth on Schedule 3.14, no legal action, suit, audit, investigation, unfair labor practice charge, complaint, claim, grievance, or proceeding by or before any court, arbitration panel, governmental authority or third party is pending or, to the knowledge of PEI or any of its Subsidiaries (after making inquiry with officers of PEI in a position to have such knowledge) threatened, which involves or may involve PEI, its

Subsidiaries or their now or previously owned or operated assets, operations, properties or businesses.

        3.15 PEI Contracts; PEI Plans. Neither PEI nor any other party thereto is in default under or in violation of any PEI Contract or PEI Designated Plan.

        3.16 No Material Adverse Change. Except for the actions contemplated by this Agreement or as set forth in Schedule 3.16, since December 31, 2000, to PEI's knowledge, there has not been: (a) any change in PEI's Articles of Incorporation or Bylaws, (b) any change in the financial condition, assets, liabilities (contingent or otherwise), income, business or prospects of PEI or any of its Subsidiaries resulting in a PEI Material Adverse Effect; (c) any damage, destruction or loss (whether or not covered by insurance) resulting in a PEI Material Adverse Effect on the properties or business of PEI or any of its Subsidiaries; (d) any change in the authorized or outstanding shares of stock or membership interests, as applicable, of PEI or its Subsidiaries; (e) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of PEI or its Subsidiaries; (f) any contract or commitment entered into by PEI or any of its Subsidiaries, or any incurrence by PEI or any of its Subsidiaries, or any agreement by PEI or any of its Subsidiaries to incur any liability or make any capital expenditures in excess of $100,000; (g) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by PEI or any of its Subsidiaries to any of their respective officers, directors, shareholders, employees, consultants or agents;
(h) any work interruptions, labor grievances or claims filed, proposed law or regulation (the existence of which is known, or under the normal course of business should be known, to PEI or its Subsidiaries) or any event or condition of any character which would have a PEI Material Adverse Effect on the business or future prospects of PEI or any of its Subsidiaries; (i) any creation, assumption or permitting to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired; (j) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of PEI or any of its Subsidiaries to any Person, including, without limitation, the shareholders and their respective Affiliates except as contemplated by this Agreement; (k) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to PEI or its Subsidiaries, including, without limitation, any indebtedness or obligation of the shareholders or any of their Affiliates; (l) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of PEI or its Subsidiaries or requiring consent of any party to the transfer and assignment of any such assets, properties or rights; (m) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of PEI or any of its Subsidiaries; (n) any negotiation for the acquisition of any business or start-up of any new business; (o) any merger or consolidation or agreement to merge or consolidate with or into any other entity (except the transactions contemplated by this Agreement); (p) any waiver of any material rights or claims of Parent or any of its Subsidiaries; (q) any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which PEI or any of its Subsidiaries is a party;
(r) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of December 31, 2000, as set forth in the financial statements to be included in the Merger Proxy, current liabilities incurred since

December 31, 2000 in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; (s) any transaction by PEI or any of its Subsidiaries outside the ordinary course of their respective business or prohibited hereunder, or (t) any material adverse change in the financial condition, results of operations or business of PEI or its Subsidiaries, taken as a whole, and no event or condition has occurred or exists that insofar as may reasonably be foreseen, will result in a material adverse change in the financial condition, results of operations or business of PEI and any of its Subsidiaries, taken as a whole.

        3.17 Predecessors. Schedule 3.17 contains all names under which PEI or its Subsidiaries have done business during the last five years as well as the names of all predecessors of PEI or its Subsidiaries, including the names of any entities from which PEI or its Subsidiaries previously acquired significant assets during the last five years.

        3.18 Affiliate Relationships. Except as set forth on Schedule 3.18, no Affiliate (as defined in Section 2.20) of the shareholders, and no director, officer or employee of or consultant to PEI or its Subsidiaries owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which is associated with any property, asset or right owned by PEI or its Subsidiaries, or which PEI or its Subsidiaries are operating or using or the use of which is necessary for their respective businesses.

        3.19 Disclosure. No representation or warranty by PEI in this Agreement, and no statement contained in the Disclosure Schedules or any certificate delivered by PEI to Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

        3.20 Other Disclosures. The following disclosures pertaining to PEI and each of its Subsidiaries are set forth in the Disclosure Schedules:

          (a) Except as disclosed on Schedule 3.20(a), neither PEI nor any of its Subsidiaries has any products or uses any product registrations, and there are no material safety data sheets, toxicology studies or environmental studies with respect to the business of PEI or any of its Subsidiaries;

          (b) Except as disclosed on Schedule 3.20(b), PEI or any of its Subsidiaries neither owns of record or beneficially, nor leases, any real property;

          (c) Schedule 3.20(c) is a list of assets owned by PEI and each of its Subsidiaries as of the date hereof which have been capitalized and have an unamortized value of $10,000 or more, including vehicles and rolling stock, and a list of all leased equipment of PEI or its Subsidiaries, including leased vehicles;

          (d) Except as set forth on Schedule 3.20(d), there are no raw materials or other property located at any property owned or leased as lessee by PEI or any of its Subsidiaries that have been consigned to PEI, or are otherwise owned by a third party, that in the aggregate, have a market value exceeding $10,000;

          (e) Listed on Schedule 3.20(e) is each policy of insurance maintained by PEI and each of its Subsidiaries, and PEI has provided Parent with information on premiums, coverages, insurers, expiration dates and deductibles, an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years. PEI represents and warrants that (i) such insurance is currently in full force and effect; (ii) insurance held by PEI or any of its Subsidiaries has never been cancelled; (iii) neither PEI nor any of its Subsidiaries has been denied coverage or experienced a substantial increase in premiums or a substantial reduction in coverage from one policy period to the next policy period other than increases resulting from the growth of PEI and its Subsidiaries and from the increased cost of insurance generally; (iv) to PEI's knowledge, such coverage is adequate in character and amount; (v) such coverage is placed with financially sound and reputable insurers unaffiliated with any of the PEI Shareholders; and (vi) similar coverage has been in place each year for the past four years;

          (f) Schedule 3.20(f) is a list of each bank, brokerage firm, trust or other financial institution in which PEI or any of its Subsidiaries has an account and the identity of each such account, and each bank in which PEI or any of its Subsidiaries has a safe deposit box, together with the names of all Persons authorized to draw on any such account or have access to any such safe deposit box;

          (g) Schedule 3.20(g) is a list and summary description of, or copies of, all governmental licenses and permits of PEI and each of its Subsidiaries;

          (h) Schedule 3.20(h) is a list of each debt, note, mortgage, security agreement, pledge agreement, guaranty, bond, letter of credit, lease or other instrument creating any debt or contingent obligation of PEI or its Subsidiaries, or creating a lien or claim on any assets of Parent or any of its Subsidiaries (other than unsecured trade accounts payable incurred in the ordinary course of business), including a list of any indebtedness of PEI or its Subsidiaries to any PEI Shareholder;

          (i) Schedule 3.20(i) is a list of all of PEI's Proprietary Rights and a description of all license fees and royalties (or the basis of calculation thereof) required to be paid now or in the future by PEI or its Subsidiaries for the use and practice of its Proprietary Rights;

          (j) Except as disclosed on Schedule 3.20(j), neither PEI nor its Subsidiaries has any PEI Contracts. The term "PEI CONTRACT" means each contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license and other agreement of PEI or its Subsidiaries in effect on the date hereof (i) with a party other than a customer or client of PEI or its Subsidiaries and involving the expenditure or receipt of more than $100,000 in any year; (ii) with a customer or client of PEI and involving the expenditure or receipt of more than $1.0 million over the term thereof; (iii) containing provisions calling for the sale or purchase of raw materials, products or services at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third party markets; (iv) which include "most favored nations" or similar pricing or delivery arrangements; (v) requiring PEI or its Subsidiaries to indemnify or hold harmless any other Person or entity; (vi) evidencing any warranty obligation of PEI or its Subsidiaries with respect to goods, services or products sold or leased by it (other than warranties given in the ordinary course of business); (vii) imposing on PEI or its Subsidiaries any confidentiality, non-disclosure or non-compete obligation or containing any acceleration or termination provisions effective upon a change of control of PEI, or a merger of PEI into another entity; or (viii) involving collective bargaining agreements or other agreements with any labor union or employee group;

          (k) Neither PEI nor any of its Subsidiaries has powers of attorney presently in effect granted by PEI or any of its Subsidiaries and all investments of PEI or its Subsidiaries in any equity securities, partnership interests, indebtedness or other interests in any other corporation, or any person, partnership, joint venture, limited liability company, trust, limited partnership or other legal entity; and

          (l) Schedule 3.20(l) includes a list of all officers, directors and managers of PEI and each of its Subsidiaries. PEI has provided Parent with a complete listing of the compensation and such individuals.

        3.21 Brokers. Except for fees payable to T.E. Mills & Associates, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PEI or any of its Subsidiaries.

        3.22 Labor and Employment Matters. Neither PEI nor any of its Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither PEI nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreement or other contract or agreement with any labor union or organization. There are no pending or, to PEI's knowledge, threatened, representation campaigns, elections or proceedings or questions concerning union representation involving any employees of either PEI or any of its Subsidiaries. Neither PEI nor any of its Subsidiaries has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees, any demands for recognition or collective bargaining, any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of PEI or any of its Subsidiaries, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during a three-year period preceding the date hereof. Neither PEI nor any of its Subsidiaries has engaged in, admitted committing, or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended. Except as set forth on Schedule 3.22, neither PEI nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any labor union or organization concerning its employees, and there are no controversies, claims, demands or grievances of material importance pending or, so far as PEI is aware, threatened, between PEI or any of its Subsidiaries and any of its employees.

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

        3.23  Employee Benefit Plans.

          (a) List of Plans. Schedule 3.23(a) includes a complete and accurate list of all Plans and Benefit Arrangements of PEI or its Subsidiaries, including, but not limited to any (i) employment or consulting agreements,
     (ii) incentive bonus or deferred bonus arrangements, (iii) arrangements providing termination allowance, severance or similar benefits, (iv) equity compensation plans, (v) deferred compensation plans, (vi) cafeteria plans,
     (vii) employee assistance programs, (viii) bonus programs, (ix) scholarship programs, (x) vacation policies, and (xi) stock option plans that are currently in effect or were maintained within three years of the Effective Time, or have been approved before the Effective Time but are not yet effective, for the benefit of directors, officers, employers or former employees (or their beneficiaries) of PEI or a Controlled Company ("PEI DESIGNATED PLANS").

          (b) No Title IV Plans or VEBAS. Neither PEI nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with PEI under Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither PEI nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with PEI under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During the six years before the Effective Time, PEI has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.

          (c) Designated Plans. With respect to each PEI Designated Plan, PEI has delivered to Parent, as applicable, true and complete copies of (i) all written documents comprising such Plan or each Benefit Arrangement (including amendments and individual agreements relating thereto), (ii) the trust, group annuity contract or other document that provides for the funding of the PEI Designated Plan or the payment of Designated Plan benefits, (iii) the three most recent annual Form 5500, 990 and 1041 reports (including all schedules thereto) filed with respect to the Designated Plan, (iv) the most recent actuarial report, valuation statement or other financial statement, (v) the most recent IRS determination letter and all rulings or determinations requested from the IRS after the date of that determination letter, (vi) the summary plan description currently in effect and all material modifications thereto, and (vii) all other correspondence from the IRS or Department of Labor received that relate to one or more of the Designated Plans with respect to any matter, audit or inquiry that is still pending. All information provided by PEI and each of its Subsidiaries to the individuals who prepared any such financial statements was true, correct and complete in all material respects. Each financial or other report delivered to PEI pursuant hereto is accurate in all material respects, and there has been no material adverse change in the financial status of any PEI Designated Plan since the date of the most recent report provided with respect thereto.

        (d) Compliance with Law. Except as set forth in Schedule 3.23(d), PEI has operated, and has caused its appointees and nominees to operate, each Designated Plan in a

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

     manner which is in compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto, except the violation of which would not have a PEI Material Adverse Effect. Except as otherwise disclosed in
     Schedule 3.23(d), with respect to each Designated Plan that is a Plan, (i) the Plan is in compliance with ERISA in all material respects, including but not limited to all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, (ii) the appropriate Form 5500 has been timely filed for each year of its existence, (iii) there has been no transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code relating to the Plan unless exempt under Section 408 of ERISA or
     Section 4975 of the Code, as applicable, and (iv) the bonding requirements of Section 412 of ERISA have been satisfied.

          (e) Contributions. Full payment has been made of all amounts which PEI or a Controlled Company is required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which PEI or a Controlled Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Benefits under all Designated Plans are as represented in the governing instruments provided pursuant to Section 3.23(a) and have not been increased subsequent to the date as of which documents have been provided.

          (f) Tax Qualification. Each Designated Plan, as amended to date, that is intended to be qualified under Section 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status or the remedial amendment period established under Section 402(b) of the Code with respect to the Designated Plan will not have expired prior to the Effective Time. Except as disclosed on Schedule 3.23(f), no facts have occurred which if known by the IRS could cause disqualification of any such Plan.

          (g) Tax or Civil Liability. Neither PEI nor a Controlled Company has participated in, or is aware of, any conduct that could result in the imposition upon PEI of any excise tax under Sections 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA with respect to any Designated Plan.

          (h) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to PEI's knowledge, threatened against, or relating to, any Designated Plan, and PEI has no knowledge of any pending investigation or administrative review by any governmental entity relating to any Designated Plan.

          (i) Retiree Welfare Coverage. Except as set forth in Schedule 3.23(i), no Designated Plan provides any health, life or other welfare coverage to employees of PEI or a Controlled Company beyond termination of their employment with PEI or a Controlled Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

        (j) No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of transactions contemplated by this Agreement by any employee, officer or director of PEI or a Controlled Company who is a "disqualified individual" under any employment, severance or termination agreement, other compensation arrangement or Designated Plan currently in effect would be characterized as an "excess parachute payment."

   3.24  Environmental Matters.

        (a) No Action has been filed by any governmental entity or other party with respect to any (i) alleged violation by PEI or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by PEI or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity, in each case where such Action has had, or would have, a PEI Material Adverse Effect.

        (b) Neither PEI nor any of its Subsidiaries has any material Environmental Liabilities, and there has been no release of Hazardous Substances into the environment or violation of any Environmental Law by PEI or any such Subsidiary or with respect to any of their respective properties which has had, or would reasonably be expected to have, a PEI Material Adverse Effect.

   3.25 Accounts Receivable. The accounts receivable reflected in the most recent balance sheet of PEI included in the Merger Proxy (the "LATEST PEI BALANCE SHEET"), and all accounts receivable ensuing since the date of the Latest PEI Balance Sheet, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, PEI Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of offset and are fully collectible in the ordinary course of business without cost or collection efforts therefor except to the extent of the appropriate reserves set forth on the Latest PEI Balance Sheet, and, in the case of accounts receivable arising since the date of the Latest PEI Balance Sheet, to a reasonable allowance for bad debts which does not reflect a rate of bad debts more than that reflected by the reserve for bad debts on the PEI Balance Sheet.

   3.26 Inventories. The values at which inventories are shown on the Latest PEI Balance Sheet have been determined in accordance with the normal valuation policy of the PEI, consistently applied and in accordance with generally accepted accounting principles. The inventories (and items of inventory acquired or manufactured subsequent to the Latest PEI Balance Sheet) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided.

   3.27 Purchase Commitments and Outstanding Bids. As of the date of this Agreement, the aggregate backlog for accepted and unfulfilled orders for the sale of merchandise and orders

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

for services of PEI, including its Subsidiaries, shall be at least $12,000,000. No outstanding purchase or outstanding lease commitment of PEI or any of its Subsidiaries is presently in excess of the normal, ordinary and usual requirements of its business, was made at any price in excess of the now current market price, or contains terms and conditions more onerous than those usual and customary in PEI's or such Subsidiary's business. Neither PEI nor any of its Subsidiaries is currently obligated to fulfill any fixed-fee Contract that requires expenditures materially in excess of the reasonably anticipated revenues on such Contract. There is no outstanding bid, proposal, Contract or unfilled order of PEI or any of its Subsidiaries which would, if or when accepted, have a PEI Material Adverse Effect.

   3.28 Payments. Neither PEI nor any of its Subsidiaries has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of PEI or its Subsidiaries, which PEI knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither PEI nor its Subsidiaries has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

   3.29 Customers and Suppliers. Schedule 3.29 contains a complete and accurate list of (i) the 10 largest customers of PEI and its Subsidiaries in terms of sales during PEI's last fiscal year, and (ii) the 10 largest suppliers of PEI and its Subsidiaries in terms of purchases during PEI's last fiscal year. PEI has provided Parent with information showing the approximate total sales by PEI and its Subsidiaries to each such customer and the approximate total purchases by PEI and its Subsidiaries from each supplier during such fiscal year. Since the date of the latest PEI Balance Sheet, there has been no adverse change in the business relationship of PEI or any of its Subsidiaries with any customer or supplier named in the Schedule 3.29 which is material to the business or financial condition of PEI.

4. CERTAIN COVENANTS, AGREEMENTS AND PRE-CLOSING MATTERS

   4.1  Tax Matters.

        (a) Unless the other parties shall otherwise agree in writing, none of PEI, Parent, LC, Sub or Surviving PEI shall knowingly take or fail to take any action, which action or failure to act would jeopardize the qualification of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

        (b) Parent and LC shall not make an election on IRS Form 8832, pursuant to Treasury Regulation Section 301.7701-3(c), to classify LC as an association (and thus taxable as a corporation) for federal income tax purposes.

        (c) In rendering the opinion required by Section 5.1(k) of this Agreement, Gardere Wynne Sewell LLP may request and rely upon representations contained in certificates of officers of Parent and PEI, and Parent and PEI shall use their best efforts to make available such truthful certificates.

   4.2 Access. Each of PEI and Parent shall cooperate fully in permitting the other and its representatives to make a full investigation of the properties, operations and financial condition of such party, and shall afford the other and its representatives reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of such party. Any such inspection shall occur during normal business hours and shall be scheduled by a party following request for access made to the other party. Each party will use its reasonable best efforts to conduct its review in such a manner as not to be disruptive to the other party's employees or business operations. Each party shall reimburse the other for any damage caused by such party or its representatives during the review process.

   4.3 Approval of the Merger Proxy. Each of PEI and Parent shall cooperate fully in preparing and filing the Merger Proxy, and in obtaining at their respective shareholders' meeting the required consent, approval or ratification of the matters in the Merger Proxy by their respective shareholders in accordance with the Securities Act, the Exchange Act, this Agreement, and the Applicable Corporate Law. Upon securing the approval of the Merger Proxy, each of PEI and Parent shall cooperate fully in making any amendments thereto required, if any, between the date of effectiveness and the date of the shareholders' meetings.

   4.4 Operations in the Ordinary Course. From the date of this Agreement until the Effective Time, each of PEI and Parent will conduct its business in a commercially prudent manner, as a going concern and in the ordinary course (except as necessary or appropriate as a result of the transactions contemplated herein). Consistent with such operation, it will comply in all material respects with applicable legal and contractual obligations, consistent with past practice. Each of PEI and Parent shall make all reasonable efforts to preserve intact its present business organization, keep available the services of its officers and employees, and preserve its relationships with its customers, suppliers and others having business dealings with it, to the end that its business shall not be materially impaired on or prior to the Effective Time. From the date of this Agreement until the Effective Time, each of PEI and the Parent shall maintain its respective records and books of account in a manner that fairly reflects, in all material respects, its income, expenses, assets and liabilities consistent with past practice.

   4.5 Transactions Affecting Business and Properties. Except as specifically required by this Agreement or as set forth on Schedule 4.5, from the date of this Agreement until the Effective Time, without the prior written consent of the other party, neither PEI nor Parent will, without the prior written approval of the other: (a) make any single capital commitment in excess of $25,000, or $100,000 in the aggregate, (b) incur any indebtedness for money borrowed other than borrowings in the ordinary course of business consistent with past practice, (c) declare, set aside or pay any dividend or make any other distribution regarding its outstanding securities, (d) do any act other than in the ordinary course of business consistent with past practice, or (e) mortgage or otherwise encumber, voluntarily or involuntarily, presently or prospectively, any of its assets or properties. Neither PEI nor the Parent shall agree, without the prior written consent of the other, to (i) any adverse modification of the terms of any document or contractual arrangement or to prepay or incur additional material obligations to any Person, whenever effective, (ii) dispose of any assets under its control, except in the ordinary course of business, (iii) materially increase the annual level of compensation of any employee, or increase at all the annual level of compensation of any Person whose compensation in the last preceding fiscal year exceeded $75,000, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise, or (iv) increase, terminate, amend or otherwise modify any plan for the benefit of employees.

   4.6 Negotiations. Each of PEI and Parent agrees not to, and each shall cause its officers, directors and Affiliates and their respective representatives not to, except to the extent appropriate to fulfill the fiduciary duties owed under applicable laws to its shareholders, as advised in writing by its legal counsel, take any action (including, without limitation, the solicitation of proxies from shareholders or the voting of stock), which could impede, or adversely effect the likelihood of, the consummation of the Merger. In addition, Parent and PEI each agree not to otherwise directly or indirectly make, solicit, initiate, participate in or otherwise encourage the submission of any proposal or offer from any Person (including without limitation, any of its directors, officers, shareholders or employees or those of its Subsidiaries) relating to any liquidation, dissolution, recapitalization, reorganization, merger, consolidation or the acquisition of all or a material portion of the assets of, or any equity interest in, PEI or Parent, as applicable, or their respective Subsidiaries, other than the Merger (an "ALTERNATIVE TRANSACTION"). Further, Parent and PEI each agree not to cause its officers, directors and Affiliates and their respective representatives to, except to the extent appropriate to fulfill the fiduciary duties owed under applicable laws to their respective shareholders, as advised in writing by their respective legal counsel, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any Person other than PEI or Parent, as applicable, or an Affiliate of PEI or Parent.

   4.7 Renewal of Real Estate Leases. Each of PEI and Parent agree not to and not to permit their respective Subsidiaries to renew their existing real estate leases at a rate that is above fair market value, and each further agrees not to secure more real estate space than is reasonably necessary to conduct its business.

   4.8 Articles of Incorporation and Bylaws. Except as specifically required by this Agreement, from the date of this Agreement until the Effective Time, neither PEI nor Parent, without the prior written consent of the other, which shall not be unreasonably withheld, will take any of the following actions or agree to take any of such actions:

        (a) amend or otherwise change its Articles of Incorporation or Bylaws or any instrument similar in purpose and intent to them;

        (b) issue any shares of its capital stock except: (1) in connection with the exercise of any outstanding option or warrant; or (2) in satisfaction of the PEI Shareholder Debt.

        (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock may be authorized, issued or transferred from treasury;

        (d) take any action that would make any of the representations and warranties in this Agreement untrue or incorrect except as necessary to consummate the transactions contemplated by this Agreement; or

        (e)  agree to do any of the acts listed above.

   4.9 Current Information. Each of PEI and Parent shall advise the other in writing as promptly as possible of:

        (a) the occurrence of any event that renders any of the their representations or warranties in this Agreement inaccurate as of any date prior to the Effective Time;

        (b) the awareness that any of their representations or warranties in this Agreement was not accurate in all respects when made; and

        (c) their failure to comply with or accomplish any of the covenants or agreements set forth in this Agreement in any respect.

   4.10 Corporate Approvals. Each of PEI and Parent shall take all further action required, if any, to obtain the approval of their respective boards of directors (subject to applicable fiduciary duty standards) and shareholders (including the approval of a majority of the Parent stockholders other than Alliance and its Affiliates) to this Agreement and to the transactions contemplated hereby.

   4.11 Consents. Each of PEI and Parent shall use its commercially reasonable best efforts to procure all consents, approvals or waivers that are required and for completion of the transactions described in this Agreement, including using all reasonable efforts to obtain all required consents of any governmental agency or body issuing any permits, licenses or other governmental authorizations affecting PEI or the Parent, or their respective businesses or properties, so that Surviving PEI may continue to operate the business and properties of PEI without interruption following the Effective Time.

   4.12 Contracts. From the date of this Agreement until the Effective Time, neither PEI nor Parent, without the prior written consent of the other, shall amend or allow to be amended in any material respect or consent to the termination of any contract, agreement, instrument or other arrangement to which it is a party which would reasonably be expected to require the payment or expense of (i) $25,000 or more annually if not in the ordinary course of business or (ii) $1.0 million if in the ordinary course of business, in each case whether written or oral, or enter into or become a party to or submit any bid or proposal for any such contract, agreement or other instrument or arrangement to which it is a party.

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

   4.13 Insurance. From the date of this Agreement until the Effective Time, each of PEI and Parent shall continue in force their existing insurance policies, or shall immediately replace such policies with comparable insurance companies on comparable terms and conditions.

   4.14 Compliance with Laws. Each of PEI and Parent shall duly comply with all laws applicable to it and its properties, business, operations and employees. Without limiting the foregoing, Parent will timely file all annual, quarterly and current reports required to be filed with the SEC as may be required to permit the PEI Shareholders who become Affiliates of Parent to sell their shares under Rule 144.

5. CONDITIONS PRECEDENT; CLOSING DELIVERIES

   5.1 Conditions Precedent to the Obligations of PEI. The obligations of PEI to effect the Merger under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by PEI in writing to the extent permitted by applicable law:

        (a) Accuracy of Representations and Warranties. The representations and warranties of Parent contained in this Agreement, the Disclosure Schedules, or in any closing certificate or Parent Related Document delivered to PEI pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that date other than representations and warranties as are specifically made as of another date and other than changes occurring in the ordinary course of business and not resulting in a Parent Material Adverse Effect, and changes to capitalization resulting from option exercises or stock repurchases consistent with Parent's Stock Repurchase Plan and Parent shall have delivered to PEI a certificate to that effect.

        (b) Performance of Covenants. Parent, LC and Sub shall have performed and complied with all covenants of this Agreement to be performed or complied with by each of them at or prior to the Closing Date, and Parent shall have delivered to PEI a certificate to that effect.

        (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against Parent, LC or Sub arising by reason of the Merger pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (ii) to have a Parent Material Adverse Effect, and Parent shall have delivered to PEI a certificate to that effect.

        (d) Line of Credit. PEI, with the assistance of Parent and Parent's Subsidiaries, shall have obtained a line of credit acceptable to Parent in all respects that will be sufficient to allow Surviving PEI to repay the $2 Million Notes at the Closing and have a revolving line of credit of not less than $15 million, and the terms and documentation of such financing shall have been finalized to the satisfaction of Parent and PEI.

        (e) Effectiveness of Merger Proxy. The SEC shall have declared the Merger Proxy effective, thereby making the Merger Consideration freely tradable subject to the Lockup Agreement and applicable law.

        (f) Approvals. Parent, LC and Sub shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority, whether required contractually or by applicable law or otherwise necessary for the execution, delivery and performance of this Agreement (including the Parent Related Documents) by Parent, LC and Sub prior to the Closing Date, and Parent shall have delivered to PEI a certificate to that effect. Alliance shall have executed and delivered a proxy to vote its shares of Parent Common Stock in favor of all proposals described in the Merger Proxy. In addition, holders of a majority of the Common Stock of Parent present at the Parent stockholder meeting either in person or by proxy, other than Common Stock of Parent held by Alliance or its Affiliates, shall have approved the transactions contemplated by this Agreement.

        (g) Filing of Designation of Series A Stock. Parent shall, following receipt of the requisite approval by its directors and stockholders, have filed or cause to have been filed with the Secretary of State of Nevada Articles of Amendment to its Articles of Incorporation authorizing the issuance of not less than 5,000,000 shares of preferred stock, designating such preferred stock as Series A Preferred Stock with the preferences, limitations and relative rights set forth in the Certificate of Designation.

        (h) Closing Deliveries. All documents required to be executed or delivered at Closing by Parent, LC or Sub pursuant to Section 5.3 shall have been so executed and delivered.

        (i) No Material Adverse Change. There shall not have been any event that in the reasonable judgment of PEI materially adversely affects the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of Parent.

        (j) Certain Corporate Actions. All necessary director and stockholder resolutions, waivers and consents required to consummate the transactions contemplated hereunder shall have been executed and delivered in form and substance satisfactory to PEI and its counsel.

        (k) Tax Opinion. PEI shall have received an opinion of Gardere Wynne Sewell LLP, counsel to PEI, dated at the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion (a) the Merger constitutes a "reorganization" within the meaning of
Section 368(a) of the Code and (b) that, accordingly, (i) no gain or loss will be recognized by PEI as a result of the Merger and (ii) no gain or loss will be recognized by a shareholder of PEI who receives Parent Common Stock in exchange for shares of PEI Common Stock; except with respect to cash received in lieu of fractional share interests.

        (l) Parent Board of Directors. The Parent Board of Directors shall have been reconstituted in accordance with the description of the Board of Directors in the Merger Proxy.

   5.2 Conditions Precedent to the Obligations of Parent. The obligations of Parent to effect the Merger under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by Parent in writing:

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

        (a) Repayment of PEI Accounts Receivable from PEI Shareholders. Prior to Closing, PEI shall have caused to be paid in full and in cash all accounts receivable and notes receivable owed by any PEI Shareholder to PEI, except for travel advances made in the ordinary course of business.

        (b) Issuance of PEI Common Stock in Satisfaction of PEI Shareholder Debt. Prior to the Closing, PEI shall have issued shares of PEI Common Stock to the holders of the PEI Shareholder Debt and paid in cash not more than $190,000 of the then outstanding principal balance in full and final satisfaction of the PEI Shareholder Debt, other than the Coury Debt.

        (c) Issuance of PEI Notes. Prior to the Closing, PEI shall have delivered to Equus in renewal, rearrangement and extension of the Equus Debt and the cancellation of the Equus Warrants: (i) promissory notes in the aggregate original principal amount of $2 million (the "$2 MILLION NOTES") in the form attached as Exhibit 5.2(c)-1; (ii) a promissory note in the original principal amount of $3 million (the "$3 MILLION NOTE") in the form attached as Exhibit 5.2(c)-2; and (iii) a promissory note in the original principal amount equal to
(x) the outstanding principal balance of and all accrued and unpaid interest on the Equus Debt minus (y) $5.0 million (the "REMAINDER NOTE") in the form attached as Exhibit 5.2(c)-3. In addition, Equus shall have agreed to accept 2,500,000 shares of Parent Series A Stock as full and final settlement of the Remainder Note, and Equus shall have executed and delivered to PEI the Settlement Agreement and Plan of Reorganization (the "EQUUS SETTLEMENT AGREEMENT") in the form attached as Exhibit 5.2(c)-4.

        (d) Effectiveness of Merger Proxy. The SEC shall have declared the Merger Proxy effective, thereby making the Merger Consideration freely tradable subject to the Lockup Agreement and applicable law.

        (e) Accuracy of Representations and Warranties. The representations and warranties of PEI contained in this Agreement, the Disclosure Schedules, or in any closing certificate or PEI Related Document delivered to Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that date other than representations and warranties as are specifically made as of another date, changes occurring in the ordinary course of business and not resulting in a PEI Material Adverse Effect, and changes to capitalization resulting from actions permitted or required under this Agreement, including without limitation Section 4.8(b).

        (f) Performance of Covenants. PEI shall have performed and complied with all covenants of this Agreement to be performed or complied with by it at or prior to the Closing Date and PEI shall have delivered to Parent a certificate to such effect.

        (g) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against PEI or any of its Subsidiaries arising by reason of the Merger pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (ii) to have a PEI Material Adverse Effect, and PEI shall have delivered to Parent a certificate to that effect.

        (h) Termination of Shareholders' Agreement. The Shareholders' Agreement dated as of March 9, 1999, among PEI and the shareholders of PEI shall have been terminated at the special meeting of the shareholders of PEI held in connection with the Merger, and PEI shall have delivered to IDS a certificate to that effect.

        (i) Cancellation of PEI Options and Warrants. All options and warrants in PEI that are not being converted into options and warrants in Parent shall have been exercised or cancelled or shall have expired by their own terms.

        (j) Lockup Agreement. Each of the Significant PEI Shareholders shall have executed and delivered a lockup agreement in substantially the form attached hereto as Exhibit 5.2(j) (the "LOCKUP AGREEMENT").

        (k) Line of Credit. PEI, with the assistance of Parent and Parent's Subsidiaries, shall have obtained a line of credit acceptable to Parent in all respects that will be sufficient to allow Surviving PEI to repay the $2 Million Notes at the Closing and have a revolving line of credit of not less than $15 million, and the terms and documentation of such financing have been finalized to the satisfaction of IDS and PEI.

        (l) Approvals. PEI shall have used its commercially reasonable best efforts to procure all of the consents, approvals and waivers of third parties or any regulatory body or authority, whether required contractually or by applicable law or otherwise necessary for the execution, delivery and performance of this Agreement (including the PEI Related Documents) by PEI prior to the Closing Date, and PEI shall have delivered to Parent a certificate to that effect, listing any approvals required but not received. A majority of the PEI Shareholders shall have approved the merger proposal described in the Merger Proxy. In addition, 66 2/3% of the PEI Shareholders shall have approved the proposal to terminate the Shareholders' Agreement described in the Merger Proxy.

        (m) Third Party Consents. PEI, with the assistance of Parent and Parent's Subsidiaries, shall have used its commercially reasonable best efforts to obtain all required consents from third parties.

        (n) Dissenter's Rights. Dissenter's rights shall not have been exercised in accordance with the relevant provisions of the Applicable Corporate Law by PEI Shareholders holding more than 350,000 shares of PEI Common Stock.

        (o) Closing Deliveries. All documents required to be executed or delivered at Closing by PEI pursuant to Section 5.4 shall have been so executed and delivered.

        (p) No Material Adverse Change. There shall not have been any event that in the reasonable judgment of Parent materially adversely affects the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of PEI.

        (q) Certain Corporate Actions. All necessary director and shareholder resolutions, waivers and consents required to consummate the transactions contemplated hereunder shall have been executed and delivered in form and substance satisfactory to Parent and its counsel.

   5.3 Deliveries by Parent at the Closing. At the Closing, simultaneously with the deliveries by PEI specified in Section 5.4, and in addition to any deliveries required to be made by Parent pursuant to any Parent Related Document at the Closing, Parent shall deliver or cause to be delivered to PEI the following:

        (a) Closing Certificates. Parent shall deliver the certificates required pursuant to Section 5.1.

        (b) Secretary's Certificate for Parent. Parent shall deliver a certificate executed by the Secretary of Parent dated the Closing Date, (i) verifying that the Articles of Incorporation, including the Certificate of Designation, and the Bylaws (as attached thereto) are true, correct and complete as of the Closing Date, (ii) attesting to all corporate and shareholder action taken by Parent including the resolutions of the Board of Directors and shareholders authorizing the transactions contemplated by this Agreement and all other agreements or matters contemplated hereby or executed in connection herewith, (iii) certifying the names and true signatures of the officers of Parent authorized to sign this Agreement and the Parent Related Agreements to which it is a party, and (iv) attaching certificates dated within ten days of Closing as to the corporate existence and good standing of Parent in the States of Nevada and Texas.

        (c) Secretary's Certificate for LC. LC shall deliver a certificate executed by the Secretary of LC dated the Closing Date, (i) verifying that the Articles of Organization and Regulations (as attached thereto) are true, correct and complete as of the Closing Date, (ii) attesting to all manager and member action taken by LC including the resolutions of the managers authorizing the transactions contemplated by this Agreement and all other agreements or matters contemplated hereby or executed in connection herewith, (iii) certifying the names and true signatures of the officers or managers of LC authorized to sign this Agreement and the Parent Related Agreements to which it is a party, and
(iv) attaching certificates dated within ten days of Closing as to the corporate existence and good standing of LC in the State of Texas.

        (d) Alliance Option Pool Agreement. Parent shall deliver the Option Pool Agreement, executed by Alliance, which Agreement shall be in the form attached hereto as Exhibit 5.3(d), and Alliance shall issue option agreements in the form of the option agreements attached thereto to the Persons designated by the mutual agreement of William A. Coskey and Michael L. Burrow.

        (e) Legal Opinion. Parent shall have delivered a legal opinion by counsel to Parent reasonably satisfactory to PEI.

        (f) Voting Agreement. Parent and the Significant PEI Shareholders shall have executed and delivered a voting agreement in substantially the form attached hereto as Exhibit 5.3(f).

        (g) Escrow Agreements. Parent shall execute and deliver the Indemnification Escrow Agreement and the Option Escrow Agreement.

        (h) Employment Agreements. William A. Coskey shall have executed an employment agreement including a covenant not to compete with the business operations of Parent or any of its Subsidiaries for a period of five years following the Closing unless he is terminated without cause.

        (i) Equus Notes. Parent shall (i) cause Surviving PEI to pay in full the $2 Million Notes in cash, and (ii) issue 2,500,000 shares of Series A Stock in full payment and satisfaction of the Remainder Note, in exchange for the return of such notes marked "Cancelled and Paid in Full." Parent and each of its Subsidiaries shall also execute and deliver a guaranty and grant a security interest to secure the $3 Million Note, which Guaranty and Security Agreement shall be in the form attached to the Equus Settlement Agreement.

        (j) Instruction Letter. Parent shall deliver to the Exchange Agent an instruction letter, acceptable to PEI, providing for the Exchange Agent to give information to the PEI Shareholders with respect to the exchange of their shares, and providing for the delivery of shares into the Indemnification Escrow and the Option Escrow.

        (k) Option Agreements. Parent shall deliver the Surviving Options to the Persons entitled thereto.

        (l) Alliance Debt Cancellation. Parent shall cancel and forgive the outstanding principal balance of and all accrued and unpaid interest on the debt owed by Alliance to Parent in the original principal amount of $150,000.

        (m) Equus Call Option. Parent shall deliver the Equus Call Option, executed by Alliance, in the form attached hereto as Exhibit 5.3(m).

        (n) Documents. Parent shall execute and deliver any and all other documents, certificates, opinions, instruments and agreements required to be executed and delivered by Parent or its officers or directors at the Closing as contemplated hereby or as may be reasonably requested by PEI.

   The consummation of the Closing shall not be deemed to be a waiver by PEI or Surviving PEI of any of their rights or remedies against Parent hereunder for any breach of any warranty, covenant or agreement herein by Parent irrespective of any knowledge of or investigation with respect thereto made by or on behalf of PEI.

   5.4 Deliveries by PEI at the Closing. At the Closing, simultaneously with the deliveries by Parent specified in Section 5.3, and in addition to any other deliveries to be made by PEI pursuant to any PEI Related Document at the Closing, PEI shall deliver or cause to be delivered to Parent the following:

        (a) Closing Certificates. PEI shall deliver the certificates required pursuant to Section 5.2.

        (b) Secretary's Certificate. PEI shall deliver a certificate executed by the Secretary of PEI dated the Closing Date, (i) verifying that the Articles of Incorporation and the Bylaws (as attached thereto) are true, correct and complete as of the Closing Date, (ii) attesting to all corporate and shareholder action taken by PEI including the resolutions of the Board of Directors and shareholders authorizing the transactions contemplated by this Agreement and all other agreements or matters contemplated hereby or executed in connection herewith, (iii) certifying the names and true signatures of the officers of PEI authorized to sign this Agreement and the PEI Related Agreements to which it is a party, and (iv) attaching certificates dated within ten days of Closing as to the corporate existence and good standing of PEI in the State of Texas.

        (c) Legal Opinion. PEI shall have delivered a legal opinion by counsel to PEI reasonably satisfactory to Parent.

        (d) Employment Agreements. Each person listed on Schedule 5.4(d) shall have executed an employment agreement on terms mutually acceptable to Parent and such employee including a covenant not to compete with the business operations of Parent or any of its Subsidiaries for a period of three years following the Closing unless such person is terminated without cause.

        (e) Voting Agreement. PEI and the other Persons named therein shall have executed and delivered a voting agreement in substantially the form attached hereto as Exhibit 5.3(f).

        (f) Release by PEI Shareholders to be Effective Upon Closing. PEI shall deliver releases in the form of the Release attached as Exhibit 5.4(f), executed by each of the Significant PEI Shareholders, which release shall, among other matters, (i) release, acquit and forever discharge PEI, Parent and Equus from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Effective Time; (ii) waive all breaches, defaults or violations of any agreement applicable to PEI Common Stock or PEI Shareholder Debt, and agree that any and all such agreements are terminated as of the Effective Time; and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of PEI and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

        (g) Escrow Agreement. PEI shall have delivered the Indemnification Escrow Agreement and the Option Escrow Agreement, which shall have been executed by both PEI and the Significant PEI Shareholders.

        (h) Significant PEI Shareholders Voting Agreement. The Significant PEI Shareholders shall have executed and delivered the Voting Agreement attached as
Exhibit 5.4(h).

        (i) Documents. PEI shall execute and deliver all other documents, certificates, opinions, instruments and agreements required to be executed and delivered by PEI or its officers or directors at the Closing as contemplated hereby or as may be reasonably requested by Parent.

   The consummation of the Closing shall not be deemed to be a waiver by Parent of any of its rights or remedies against PEI hereunder for breach of any warranty, covenant or agreement herein by PEI irrespective of any knowledge of or investigation with respect thereto made by or on behalf of Parent.

   5.5  Deliveries by Sub and Surviving PEI at the Closing.

        (a) Payment of $2 Million Notes. Surviving PEI shall pay the $2 Million Notes, by wire transfer to Equus, to the following account: Equus II Incorporated, Account # 5772222982, Routing #111000025, Bank of America, Houston, Texas.

        (b) Secretary's Certificate. Sub shall deliver a certificate executed by the Secretary of Sub dated the Closing Date, (i) verifying that the Articles of Incorporation and the Bylaws (as attached thereto) are true, correct and complete as of the Closing Date, (ii) attesting to all corporate and shareholder action taken by Sub including the resolutions of the Board of Directors and sole shareholder authorizing the transactions contemplated by this Agreement and all other agreements or matters contemplated hereby or executed in connection herewith, (iii) certifying the names and true signatures of the officers of Sub authorized to sign this Agreement and any other transaction document to which it is a party, and (iv) attaching certificates dated within ten days of Closing as to the corporate existence and good standing of Sub in the State of Texas.

        (c) Employment Agreements. Surviving PEI shall execute or cause to be executed and delivered employment agreements with those former officers, directors and key employees of PEI designated by Parent and PEI.

6. SURVIVAL, INDEMNIFICATION, ARBITRATION

   6.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive for a period of two years from the Effective Time; provided, however, that the representations and warranties with respect to Sections 2.15, 2.27,
3.13 and 3.24 shall survive for the applicable statute of limitations periods. The periods of survival of the representations and warranties as stated above in this Section 6.1 are referred to herein as the "SURVIVAL PERIODS." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for a period of two years from the Effective Time.

   6.2 Indemnification by Significant PEI Shareholders. Subject to the provisions of Section 6.4, the Significant PEI Shareholders shall, in accordance with their respective Pro Rata Shares, indemnify, save and hold harmless Parent and Surviving PEI and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "PARENT INDEMNIFIED PARTIES") from and against any and all losses (net of taxes) arising from, out of or in any manner connected with or based on:

        (a) the breach of any covenant of PEI or the failure by PEI to perform any obligation of PEI contained herein or in any PEI Related Document;

        (b) PEI's failure to comply with any law, rule or regulation relating to a PEI Designated Plan, whether or not disclosed prior to the Closing;

        (c) Litigation disclosed in Schedule 3.14 to the extent the aggregate amount of all losses after the Effective Time, including the cost of such litigation, exceeds the sum of (i) the aggregate amount of reserves for litigation shown on the financial records of PEI as of the last day of the calendar month immediately preceding the Closing Date; plus (ii) one-half of one percent of the gross revenues of PEI and its Subsidiaries for the period from the Effective Time to the second anniversary of the Closing Date;

        (d) any inaccuracy in or breach of any representation or warranty of PEI contained herein or in any PEI Related Document as of the date hereof or as of the Effective Time;

        (e) indemnification payments made by Parent or Surviving PEI to PEI's present or former officers, directors, employees, agents, consultants, advisors or representatives in respect of actions taken or omitted to be taken prior to the Closing;

        (f) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the Effective Time and involving or related to the assets, properties, business or operations now or previously owned or operated by PEI or any of its Subsidiaries and not (i) disclosed in this Agreement, including the Disclosure Schedules or (ii) disclosed in the Merger Proxy; and

        (g) any claim made under the indemnification agreement made by Parent or any of its Subsidiaries pursuant to Section 4.2 of those certain Guaranty agreements executed by Parent and each of its Subsidiaries in favor of and for the benefit of Equus with respect to the $3 Million Note.

Notwithstanding anything herein to the contrary, (i) except for liability for the matters set forth in Schedule 3.14, the Significant PEI Shareholders shall not have any liability for indemnification hereunder until the aggregate liability (net of any insurance proceeds received by Parent or Surviving PEI with respect to such liability) equals or exceeds $100,000, following which the Significant PEI Shareholders shall have liability only for the aggregate liability in excess of $100,000; and (ii) the Significant PEI Shareholders' liability for indemnification arising hereunder shall be limited to, and shall be paid solely out of, the 1,000,000 shares of the Parent Common Stock held in the Indemnification Escrow pursuant to
Section 1.6.

   6.3 Indemnification by Parent. Subject to the provisions of Section 6.4, the Parent shall indemnify, save and hold harmless the Significant PEI Shareholders and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "PEI INDEMNIFIED PARTIES") from and against any and all losses (net of taxes) arising from, out of or in any manner connected with or based on:

        (a) the breach of any covenant of Parent or the failure by Parent to perform any obligation of Parent contained herein or in any Parent Related Document;

        (b) any inaccuracy in or breach of any representation or warranty of Parent contained herein or in any Parent Related Document as of the date hereof or as of the Effective Time;

        (c) Parent's failure to comply with any law, rule or regulation relating to a Parent Designated Plan, whether or not disclosed prior to the Closing; and

        (d) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the Effective Time and involving or related to the assets, properties, business or operations now or previously owned or operated by Parent or any of its Subsidiaries and not (i) disclosed in this Agreement, including the Disclosure Schedules or (ii) disclosed in the Merger Proxy.

Notwithstanding anything herein to the contrary, Parent shall not have any liability for indemnification hereunder until the aggregate liability (net of any insurance proceeds received with respect to such liability) equals or exceeds $100,000, following which Parent shall have liability only for the aggregate liability in excess of $100,000; and (ii) Parent's liability for indemnification arising hereunder shall be limited solely to offset any of the rights to indemnity from the Significant PEI Shareholders. Accordingly, if neither the Parent nor Surviving PEI has rights to indemnity pursuant to this Agreement, the Significant PEI Shareholders shall not have any right to indemnity under this Agreement.

   6.4  Procedures for Indemnification.

        (a) Notice. The Parent Indemnified Parties or the PEI Indemnified Parties, as the case may be, that are seeking indemnity pursuant to this Agreement (the "INDEMNIFIED PARTY") shall give prompt notice to Parent or the Shareholder Representative (as hereinafter defined), as the case may be (the "INDEMNIFYING PARTY"), of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. For purposes of this Agreement, the "SHAREHOLDER REPRESENTATIVE" shall initially be Michael L. Burrow, acting as the shareholder representative for the Significant PEI Shareholders pursuant to the terms of the Indemnity Escrow Agreement. Any failure on the part of any

Indemnified Party to give the notice described in this Section 6.4(a) shall relieve the Indemnifying Party of its obligations under this Section 6 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

        (b) Legal Defense. The Indemnifying Party shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that
(i) Parent shall at all times have the right, at its option and cost, to participate fully therein, and (ii) if the Indemnified Party does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

        (c) Settlement. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all losses with respect thereto and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of such settlement offer notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 6.4, the Indemnifying Party shall not be liable for losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

        (d) Cooperation. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

   6.5 Subrogation. Each Indemnifying Party hereby waives for itself and its Affiliates any rights to subrogation against any Indemnified Party or its insurers for losses arising from any third-party claims for which it is liable or against which it indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its, his or her insurers.

   6.6  Arbitration.

        (a) If a dispute between Parent and PEI relating to this Agreement, or under any other agreement executed and delivered in connection herewith, is not resolved within 10 business days from the date that either party has notified the other that such dispute exists, then such dispute shall be submitted jointly for conciliation to the president or his designee of each party. If such senior executive officers are unable to resolve the dispute within 15 business days from the date that it is first presented to them, then such dispute shall be referred to binding arbitration.

        (b) Any dispute under this Agreement shall be submitted to arbitration pursuant to this Section. Within 30 calendar days of notice of the dispute, the parties shall select a single arbitrator (the "ARBITRATOR"). If the parties are unable to select the Arbitrator within such time, the dispute shall be determined by the decision of a board of arbitration consisting of three members ("BOARD OF ARBITRATION") selected as hereinafter provided. For purpose of the Board of Arbitration, Parent shall select an arbitrator and PEI shall select an arbitrator, each of whom shall be a member of the Board of Arbitration, and each of whom shall be independent of the parties and shall be experienced in arbitrating complex commercial transactions. A third Board of Arbitration member, independent of the parties, shall be selected by mutual agreement of the other two Board of Arbitration members. If the other two Board of Arbitration members fail to reach agreement on such third member within 20 days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by any party to the arbitration. The Arbitrator or the Board of Arbitration (as applicable) shall meet in Harris County, Texas, and shall reach and render a decision in writing with respect to items in dispute. The decision shall state the facts and law on which it is based, be approved by the Arbitrator or at least a majority of the members of the Board of Arbitration (as applicable), and shall be based on the law governing this Agreement. In connection with rendering its decisions, the Arbitrator or Board of Arbitration (as applicable) shall adopt and follow the Commercial Rules of Arbitration of the American Arbitration Association in effect as of the date of the arbitration, except as provided in
Exhibit 6.6. To the extent practical, decisions of the arbitrator or the Board of Arbitration (as applicable) shall be rendered and delivered to Parent, PEI, and the Shareholder Representative no more than 30 calendar days following commencement of proceedings with respect thereto. Any decision made by the Arbitrator or the Board of Arbitration (as applicable) (either prior to or after the expiration of such 30-day period) shall be final, binding and conclusive on Parent and PEI (except as may be provided in Exhibit 6.6) and each party to the arbitration shall be entitled to enforce such decision to the fullest extent permitted by law and entered in any court of competent jurisdiction. The fees and expenses of the Arbitrator or the Board of Arbitration (as applicable) and the reasonable fees and expenses of legal counsel and consultants of the parties shall be allocated among the parties in the same proportion that the aggregate amount of the disputed items so submitted to the Arbitrator or the Board of Arbitration (as applicable) that is unsuccessfully submitted by each of them (as finally determined by the Arbitration or the Board of Arbitration) bears to the total amount of items so submitted.

        (c) Sections 6.6(a) and 6.6(b) shall not apply to any claim for injunctive relief or specific performance. Such claims shall be submitted to a court of competent jurisdiction, and neither party shall be required to post any bond or other security. If a party chooses to pursue such relief, such conduct shall not constitute a waiver of, or be deemed inconsistent with, the arbitration provisions set forth in Section 6.6. Once the claims for injunctive relief or specific performance are finally decided, any and all remaining claims shall be submitted to arbitration pursuant to Sections 6.6(a) and 6.6(b) and the Board of Arbitration shall be bound by the findings and rulings of the court on the claims for injunctive relief or specific performance.

        (d) This Section 6.6 shall survive the termination of this Agreement and the Closing of the transactions contemplated herein.

7. TERMINATION

   7.1 Events of Termination. This Agreement may be terminated and the Merger shall be abandoned upon the occurrence of an event described in Section 7.1(a) through Section 7.1(d). On termination, other than Section 6.6, this Agreement shall be of no further force or effect except as to liabilities for misrepresentation, breach or default in connection with any warranty, representation, covenant, duty or obligation given, occurring or arising prior to the date of termination and abandonment.

        (a) Misrepresentation, Breach or Failure by PEI. By Parent, at Parent's election, if any of the conditions precedent to its obligation to close stated in Section 5.2 have not been fulfilled or waived by the scheduled Closing Date; if an event has occurred that results in PEI Material Adverse Effect; or if there has been any misrepresentation or breach of or failure to satisfy timely on the part of PEI any condition or any material warranty, representation or agreement contained herein, if such breach or failure is not cured within 15 business days after receipt of written notice from Parent describing such breach or failure in detail.

        (b) Misrepresentation, Breach or Failure by Parent. By PEI, at PEI's election, if any of the conditions precedent to its obligation to close stated in Section 5.1 have not been fulfilled or waived by the scheduled Closing Date, if an event has occurred that results in a Parent Material Adverse Effect; or if there has been any misrepresentation or breach of or failure to satisfy timely on the part of Parent any condition or any material warranty, representation or agreement contained herein, if such breach or failure is not cured within 15 business days after receipt of written notice from PEI describing such breach or failure in detail.

        (c) Expiration of Time. By either Parent or PEI if, for any reason the Closing shall not have taken place by October 31, 2001; provided, however, that neither Parent nor PEI shall be entitled to terminate this Agreement pursuant to this Section 7.1(c) if such party is in material breach of this Agreement at such time.

        (d) Damages for Termination; Breakup Fee. If Parent declines to consummate the Merger solely because either (i) up to but no more than three Significant PEI Shareholders (none of whom is an officer or director of PEI at the time of the execution and delivery of this Agreement) fail to sign the documents required to be signed by the Significant

PEI Shareholders as a condition to Closing, or (ii) holders of more than 350,000 shares of PEI Common Stock exercised dissenters' rights and none of such holders was an officer or director of PEI at the time of the execution and delivery of this Agreement, then Parent shall not be entitled to damages from PEI for PEI's failure to meet its conditions precedent to Closing. Notwithstanding any provision of this Agreement to the contrary, if this transaction in not closed for any reason and PEI consummates an Alternative Transaction at any time within six months after the date of this Agreement, then, in addition to all other damages to which Parent may be entitled at law or in equity, PEI shall, promptly following the consummation of such Alternative Transaction, pay to Parent by wire transfer a fee of $250,000.

   7.2 Effect of Termination. Termination of this Agreement pursuant to Section
7.1 shall be without prejudice to any and all remedies the parties may have against each other for breach of this Agreement.

8. MISCELLANEOUS

   8.1 Notice. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below, or sent by fax to the fax numbers set forth below, as follows:

     To Parent and/or LC:

          Industrial Data Systems Corporation
          600 Century Plaza Drive, Building 140
          Houston, Texas 77073-6013
          Attn:  William A. Coskey

          IDS Engineering Management, LC
          600 Century Plaza Drive, Building 140
          Houston, Texas 77073-6013
          Attn:  William A. Coskey

          With a copy to (delivery of which shall not constitute notice hereunder):

          Jenkens & Gilchrist, a Professional Corporation
          600 Congress Avenue, Suite 2200
          Austin, Texas 78701
          Fax: 512-404-3520
          Attn:  Kathryn K. Lindauer

     To PEI or the Significant PEI Shareholders:

          Petrocon Engineering, Inc.
          3155 Executive Boulevard
          Beaumont, Texas 77705
          Attn:  Michael L. Burrow

  With a copy to (delivery of which shall not constitute notice hereunder):

          Gardere Wynne Sewell LLP
          1601 Elm Street, Suite 3000
          Dallas, Texas 75201
          Fax:  214-999-4667
          Attn:  Gary B. Clark

or such other address as shall be furnished in writing by any such party to the other party, and such notice shall be effective and be deemed to have been given as of the date actually received.

     To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 8.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

   8.2 Further Documents. The parties shall, at any time and from time to time after the date hereof, upon request by the other party and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by such party hereunder.

   8.3 Assignability. Neither party shall assign this Agreement in whole or in part without the prior written consent of the other party.

   8.4 Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

   8.5 References to Sections, Exhibits and Schedules. Unless the context otherwise requires, all Sections and Exhibits referred to herein are, respectively, sections of, and exhibits to, this Agreement and all Schedules referred to herein are schedules constituting a part of the Disclosure Schedules.

   8.6 Entire Agreement. This Agreement, together with the Confidentiality Agreements executed by Parent and PEI on or about October 13, 1999, and October 31, 2000, constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

   8.7 Headings. Headings as to the contents of particular Sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Sections to which they refer.

   8.8 Controlling Law. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the state of Texas except with respect to conflict of law provisions which would result in the applicability of another state's substantive law. Venue for any disputes not subject to arbitration shall be in Harris County, Texas, and the parties agree to submit to the jurisdiction of the state and federal courts in Harris County, Texas.

   8.9 Public Announcements. The parties shall cooperate in making all press releases, public announcements or other public confirmations of this Agreement and the transactions contemplated herein; except as required by law, no party shall publish any of the foregoing without the prior written consent of the other parties, which consent each party agrees not to unreasonably withhold.

   8.10 No Third Party Beneficiaries. Except as set forth in Section 6, no Person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

   8.11 Amendments and Waivers. This Agreement may be amended by PEI, LC, Sub and Parent, by action taken by their Boards of Directors to the extent permitted by applicable law; provided, however, that no such amendment shall (i) alter or change any provision of this Agreement, the alteration or change of which must be adopted by the holders of capital stock of Parent or PEI under the Articles of Incorporation of Parent or PEI or the Applicable Corporate Law, or (ii) alter or change this Section 8.11, unless each such alteration or change is adopted by the holders of shares of capital stock of Parent and PEI as may be required by the Articles of Incorporation of Parent or PEI or the Applicable Corporate Law. Prior to the Effective Time, all amendments to this Agreement must be by an instrument in writing signed on behalf of PEI and Parent. After the Effective Time, all amendments to this Agreement must be by an instrument in writing signed on behalf of Parent and Surviving PEI. Any term or provision of this Agreement (other than the requirements for shareholder approvals) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

   8.12 No Employee Rights. Nothing herein expressed or implied shall confer upon any employee of PEI or Parent any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

   8.13 When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by PEI, LC, Parent and Sub.

   8.14 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, PEI and Parent and their respective members of their Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

   8.15 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

   8.16 Invalid Provisions. If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties' respective rights and obligations hereunder.

   8.17 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

   8.18 No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

   8.19 Expenses. Except as otherwise expressly provided herein, each of the parties shall bear all of its own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby, and, after the Effective Time, Surviving PEI shall be responsible for the expenses of PEI incurred in connection with the transactions contemplated by this Agreement.

   8.20 Time of the Essence. Time is of the essence in the performance of the obligations of each of the parties to this Agreement and any agreement or instrument contemplated hereunder.

   8.21 Attorneys' Fees. If any arbitration or action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party; provided, however, that no party shall be a prevailing party unless such party has recovered more or paid less as a result of arbitration or a final order resulting from judicial proceedings than the amount offered in writing by an opposing party to settle the dispute.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first above written.

                              PARENT:

                              INDUSTRIAL DATA SYSTEMS
                              CORPORATION



                              By:
                                  ----------------------------------------------
                                  William A. Coskey, President

                              LC:

                              IDS ENGINEERING MANAGEMENT, LC



                              By:
                                  ----------------------------------------------
                                  William A. Coskey, President

                              SUB:

                              PEI ACQUISITION, INC.



                              By:
                                  ----------------------------------------------
                                  William A. Coskey, President

                              PEI:

                              PETROCON ENGINEERING, INC.



                              By:
                                  ----------------------------------------------
                                  Michael L. Burrow, President

                             SCHEDULES AND EXHIBITS
                        TO AGREEMENT AND PLAN OF MERGER

Intentionally omitted.

                                                                              58